NOTICE & PROXY STATEMENT

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FMC TECHNOLOGIES, INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Friday, May 6, 2011

11:00 a.m.

The Woodlands Waterway Marriott Hotel & Convention Center

1601 Lake Robbins Drive

The Woodlands, Texas 77380

April [4], 2011

Dear Stockholder:

It is my pleasure to invite you to attend the 2011 Annual Meeting of Stockholders of FMC Technologies, Inc., which will be held at the time and place noted above. At the meeting, we will ask our stockholders to:

•	Re-elect four directors, C. Maury Devine, John T. Gremp, Thomas M. Hamilton and Richard A. Pattarozzi, each for a term of three years (page 5);

•	Ratify the appointment of KPMG LLP as independent registered public accounting firm for the Company for 2011 (page 51);

•	Hold an advisory vote on the Company’s 2010 Executive Compensation Program (page 52);

•	Hold an advisory vote on the frequency of the vote on the Company’s Executive Compensation Program (page 53);

•	Amend our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 300 million shares to 600 million shares (page 54); and

•	Vote on any other business properly brought before the meeting.

Please refer to the accompanying Proxy Statement for additional information about the matters to be considered at the meeting. You may vote at the meeting if you were a stockholder of record on March 11, 2011.

THE BOARD RECOMMENDS A VOTE FOR THE RE-ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR 2011, FOR THE APPROVAL OF THE COMPANY’S 2010 EXECUTIVE COMPENSATION PROGRAM, THAT STOCKHOLDERS’ VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION PROGRAM EVERY THIRD YEAR AND FOR THE BOARD’S PROPOSAL TO AMEND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 300 MILLION SHARES TO 600 MILLION SHARES.

Because of a change in the New York Stock Exchange rules, we note that, unlike at previous annual meetings, your broker will NOT be able to vote your shares with respect to the election of directors, the two items relating to executive compensation or the amendment of our Certificate of Incorporation if you have not provided specific directions. As such, we strongly encourage you to submit your proxy card and exercise your right to vote as a stockholder. Your vote is important. To be sure that your vote counts, and to assure a quorum, please submit your vote promptly whether or not you plan to attend the meeting.

Our stockholders have a choice of voting on the Internet, by telephone or by mailing a traditional proxy card. If you are a stockholder of record and you plan to attend the meeting, please mark the appropriate box on your proxy card or use the alternative Internet or telephone voting options in accordance with the voting instructions you have received. If you vote by telephone or on the Internet, you do not need to return your proxy card. If your shares are held by a bank, broker or other intermediary and you plan to attend, please send written notification to our Investor Relations Department, 1803 Gears Road, Houston, Texas 77067, and enclose evidence of your ownership (such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement). The names of all those indicating they plan to attend the Annual Meeting of Stockholders will be placed on an admission list held at the registration desk at the entrance to the meeting. Stockholders may help us reduce printing and mailing costs by opting to receive future proxy materials by e-mail. Information about how to do this is included in your Proxy Card accompanying this Proxy Statement.

By order of the Board of Directors,
Jeffrey W. Carr
Senior Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2011.

The Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders and the Annual Report to Shareholders for the fiscal year ended December 31, 2010 are available at www.proxyvote.com.

About the Annual Meeting

Who is soliciting my vote?

The Board of Directors of FMC Technologies, Inc. (“FMC Technologies” or the “Company,” “we,” “us” or “our”) is soliciting proxies for use at our 2011 Annual Meeting of Stockholders and any adjournments of that meeting. We first mailed this Proxy Statement, the accompanying form of proxy and our 2010 Annual Report on April [4], 2011. It was also made available at the Annual Reports section of our website under (www.fmctechnologies.com) under the heading “Investors > Financial Information > Annual Reports” on that date.

What am I voting on?

You are voting on:

•	The re-election of four directors: C. Maury Devine, John T. Gremp, Thomas M. Hamilton and Richard A. Pattarozzi (see page 5);

•	The ratification of the appointment of KPMG LLP as FMC Technologies’ independent registered public accounting firm for 2011 (see page 51);

•	An advisory vote on the Company’s 2010 Executive Compensation (page 52);

•	An advisory vote on how often our stockholders will be asked to approve the Company’s Executive Compensation Program (page 53);

•	The amendment of our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 300 million shares to 600 million shares (page 54); and

•	Any other business properly brought before the meeting and any adjournment thereof.

How does the Board recommend that I vote my shares?

The Board recommends that you vote FOR the Board’s proposal to elect the four nominated directors, FOR the Board’s proposal to ratify the appointment of KPMG LLP as FMC Technologies’ independent registered public accounting firm for 2011, FOR the Company’s 2010 Executive Compensation Program, that stockholders vote on the Company’s Executive Compensation EVERY THIRD YEAR, and FOR the Board’s proposal to amend our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 300 million to 600 million shares.

Unless you give other instructions on your signed, dated and returned proxy card, the persons named as proxy holders on the proxy card will vote in favor of the election of the nominees for director and in favor of the ratification of KPMG LLP as FMC Technologies’ independent registered public accounting firm for 2011, in favor of the Company’s Executive Compensation Program, in favor of a stockholder vote on the Company’s Executive Compensation every third year and in favor of amending our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 300 million to 600 million shares. If any other matters are properly presented, the persons named as proxies will vote or refrain from voting on any matter in accordance with their best judgment.

Who can vote?

You can vote at the Annual Meeting if you were a holder of FMC Technologies Common Stock as of the close of business on March 11, 2011, our record date. Each share of Common Stock is entitled to one vote. As of March 11, 2011, we had 120,246,584 shares of Common Stock outstanding and entitled to vote. The shares you may vote include those held directly in your name as a stockholder of record, shares you hold through our benefit plans and shares held for you as a beneficial owner through a broker, bank or other nominee.

Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their name. If your shares are registered directly in your name with our transfer agent, Wells Fargo, you are considered the stockholder of record with respect to those shares, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy to the persons appointed by us or to vote in person at the Annual Meeting. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares, and you are also invited to attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a proxy, executed in your favor, from the stockholder of record. Your broker or nominee is obligated to provide you with a voting instruction card for you to use.

How do I vote?

You may vote your shares in one of the following ways:

•	You can attend the Annual Meeting and cast your vote in person if you are a stockholder of record on the record date or you have a proxy from the record holder designating you as the proxy.

•	You can vote by signing, dating and returning the enclosed proxy card by mail. If you do, the individuals named on the card will vote your shares in the way you indicate.

•	You can vote by telephone or through the Internet in accordance with the instructions printed on the proxy card or other instructions that you receive from us or your bank, broker or other nominee.

•

You can provide voting instructions to the bank, broker or other nominee that is the holder of record of shares of Common Stock that you beneficially own, if you hold your shares in street name (such as through a bank or broker), by the method communicated to you by such bank, broker or other nominee.

Telephone and Internet voting for stockholders of record will be available 24 hours a day, seven days a week, and will close at 11:59 p.m. Eastern Daylight Time on May 5, 2011. If you vote by telephone or through the Internet, you do not have to return your proxy card.

Who counts the votes?

Our Board of Directors has designated individuals to serve as inspectors of election for the Annual Meeting. The inspectors will determine the number of shares outstanding and the number of shares represented at the Annual Meeting. They will also determine the validity of proxies and ballots, count all of the votes and determine the results of the actions taken at the Annual Meeting.

How many votes must be present to hold the meeting?

In order for us to hold our meeting, holders of a majority of our outstanding shares of Common Stock as of March 11, 2011, must be present in person or by proxy at the meeting. Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote the shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote.

If you do not furnish voting instructions, one of two things can happen, depending upon whether a proposal is “routine.” Under the rules that govern brokers that have record ownership of shares beneficially owned by their clients, brokers have discretion to cast votes on routine matters, such as the ratification of the appointment of independent auditors, without voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters without such voting instructions.

The election of directors, the two proposals on executive compensation and the proposal to amend our amended and Restated Certificate of Incorporation are not considered “routine” matters, so if you are a beneficial owner, your bank, broker or other holder of record is not permitted to vote your shares on the election of directors, the proposals on executive compensation or the proposal to amend our Amended and Restated Certificate of Incorporation if the broker does not receive voting instructions from you. The ratification of auditors is considered a “routine” matter, so if you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the ratification of auditors even if the broker does not receive voting instructions from you.

How many votes are needed to approve the proposals?

Election of Directors (Item 1). You may vote FOR or AGAINST a proposed director nominee or you may vote to ABSTAIN as to one or more director nominees. A majority of the votes cast FOR or AGAINST the election of a director nominee must be voted FOR the director nominee in order for the director nominee to be elected. An incumbent director who fails to receive a majority of FOR votes will be required to tender his or her resignation to our Board for consideration. A vote to ABSTAIN is not considered a vote FOR or AGAINST and thus will have no effect on the outcome of the vote. Broker non-votes (described above) will not be counted as votes cast on this matter.

Ratification of the Appointment of Independent Registered Public Accounting Firm (Item 2). You may vote FOR or AGAINST the ratification of the appointment of our independent registered public accounting firm, or you may ABSTAIN. A majority of the shares of Common Stock present in person or represented by proxy at our Annual Meeting and entitled to vote must be voted FOR ratification in order for it to pass. Votes cast FOR or AGAINST and ABSTENTIONS with respect to this matter will be counted as shares entitled to vote on the matter. Broker non-votes will not be counted as shares entitled to vote on this matter. A vote to ABSTAIN will have the effect of a vote AGAINST ratification of the appointment of our independent registered public accounting firm.

Advisory Vote on the Company’s Executive Compensation Program (Item 3). You may vote FOR or AGAINST the advisory proposals to approve executive compensation matters or you may ABSTAIN. A majority of the shares of Common Stock present in person or represented by proxy at our Annual Meeting and entitled to vote must be voted FOR approval of the advisory proposal in order for it to pass. Votes cast FOR or AGAINST and ABSTENTIONS with respect to the proposal will be counted as shares entitled to vote on that proposal. Broker non-votes will not be counted as shares entitled to vote on the proposal. A vote to ABSTAIN will have the effect of a vote AGAINST the proposal.

Advisory Vote on How Often Shareholders will be asked to Approve Executive Compensation Matters (Item 4). You may vote in favor of a shareholder vote on the Company’s Executive Compensation Program every ONE, TWO or THREE years or you may ABSTAIN. Because this proposal seeks the input of shareholders and provides shareholders with multiple voting options, there is no minimum vote requirement for Item 4 on your Proxy card.

Amendment of our Amended and Restated Certificate of Incorporation (Item 5). You may vote FOR or AGAINST the amendment to our Amended and Restated Certificate of Incorporation or you may ABSTAIN. A majority of all of the outstanding shares of common stock on the Record Date must be voted FOR approval of the amendment to our Amended and Restated Certificate of Incorporation in order for it to pass. A vote to ABSTAIN and broker non-votes will have the effect of a vote AGAINST the proposal.

Proposal	Routine	Non- Routine	Abstain Counts as Vote Against	Abstain Has No Effect on Vote	Requires Majority “For” of Votes Cast	Requires More “For” Than “Against”	Requires Majority “For” of All Shares Outstanding	Requires More Votes Than Other Options to be Considered the Preferred Option

Item 1 Election of Directors		X		X		X

Item 2 Ratify Appointment of KPMG LLP	X		X		X

Item 3 Executive Compensation Program		X	X		X

Item 4 Frequency of Say-on-Pay Votes		X		X				X

Item 5 Increase the Number of Authorized Shares		X	X				X

Could other matters be decided at the Annual Meeting?

No matters were brought to the attention of our Corporate Secretary in accordance with the required procedures listed in our Company Bylaws and explained in our 2010 Proxy Statement under the section “Proposals for the 2011 Annual Meeting of Stockholders.” If any other matters arise, the named proxies will vote in accordance with their best judgment.

Can I access the notice of Annual Meeting, Proxy Statement and 2010 Annual Report on the Internet?

The Notice of Annual Meeting, Proxy Statement and 2010 Annual Report may be viewed and downloaded from the Annual Reports section of our website at (www.fmctechnologies.com) under the heading “Investors > Financial Information”. Instead of receiving future copies of our Proxy Statement and Annual Report by mail, most stockholders can elect to receive an e-mail that will provide electronic links to the materials. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site. Your proxy card provides instructions on making an election to receive future proxy statements and annual reports electronically.

Can I revoke a proxy after I submit it?

You may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	sending a written notice revoking your proxy to our Corporate Secretary at our principal executive offices at 1803 Gears Road, Houston, Texas 77067, prior to the cut-off for voting;

•	delivering a properly executed, later-dated proxy prior to the cut-off for voting;

•	voting again by telephone or through the Internet in accordance with the instructions provided to you for voting your shares; or

•	attending the Annual Meeting and voting in person.

Who can attend the meeting?

The Annual Meeting is open to all holders of FMC Technologies Common Stock. Each holder is permitted to bring one guest who will need to provide valid picture identification. Security measures will be in effect in order to ensure the safety of attendees.

Do I need a ticket to attend the Annual Meeting?

Yes, you will need an admission ticket or proof of ownership of FMC Technologies Common Stock to enter the meeting. If your shares are registered in your name, you will find an admission ticket attached to the proxy card sent to you. If your shares are in the name of your broker or bank or you received your materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN FMC TECHNOLOGIES STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

Election of Directors (Item 1 on the Proxy Card)

Election of Directors

We have three classes of directors, each class being as nearly equal in size as possible. The term for each class is three years. Class terms expire on a rolling basis, so that one class of directors is elected each year. The term for the nominees for director at the 2011 Annual Meeting will expire at the 2014 Annual Meeting.

Nominees for Director

The nominees for director this year are C. Maury Devine, John T. Gremp, Thomas M. Hamilton and Richard A. Pattarozzi. Information about the nominees and continuing directors is contained in the section of this Proxy Statement entitled “Information about our Nominees” and information about the Board of Directors as a whole is contained in the sections of this Proxy Statement entitled “Information about the Board of Directors Continuing in Office” and “Information about the Board of Directors.”

The Board of Directors expects that all of the nominees will be able and willing to serve as directors. If any nominee is not available:

•	the proxies may be voted for another person nominated by the current Board of Directors to fill the vacancy;

•	the Board of Directors may decide to leave the vacancy temporarily unfilled; or

•	the size of the Board of Directors may be reduced.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RE-ELECTION OF C. MAURY DEVINE, JOHN T. GREMP, THOMAS M. HAMILTON AND RICHARD A. PATTAROZZI.

Our Board of Directors

Information about our Nominees

Class I—Term Expiring in 2011

C. Maury Devine Principal Occupation: Retired President and Managing Director, ExxonMobil Norway Inc., an oil and gas exploration company Age: 60 Director Since: 2005 (Independent)

Professional Experience: Ms. Devine served as President and Managing Director of ExxonMobil Corporation’s Norwegian affiliate, ExxonMobil Norway, Inc., from 1996 to 2000. Prior to the merger of ExxonMobil, she served as Corporate Secretary of Mobil Corporation from 1994 to 1996. From 1990 to 1994, Ms. Devine managed Mobil’s international government relations. From 2000 to 2003, Ms. Devine was a Fellow at Harvard University’s Belfer Center for Science and International Affairs. Prior to joining Mobil, Ms. Devine served 15 years in the United States government in positions at the White House, the American Embassy in Paris, France, and the U.S. Department of Justice.

Board of Director Memberships: In addition to serving on the Board of FMC Technologies, Inc., Ms. Devine serves on the Board of Directors of John Bean Technologies Corporation and on the Boards of the following non-public companies: Aquatic Energy, LLC, Washington Middle School for Girls, and the Woodstock Center at Georgetown University. Ms. Devine is a former member of the Board of Independence Air, Inc. She is also a member of the Council on Foreign Relations.

Why this Director is an Asset to the FMC Technologies Board: Ms. Devine brings to our Board her (1) independence, (2) financial expertise, (3) extensive corporate governance experience as a Corporate Secretary of a major U.S. public company, the Vice Chairman of a major public Norwegian company and prior and current experience as a member of the Boards of both public and private companies, (4) international and U.S. governmental experience in various positions at the White House, the American Embassy in Paris, France, and the U.S. Department of Justice and as the manager of a major public U.S. corporation’s international government relations, (5) academic experience as a Fellow at Harvard University’s Belfer Center, and (6) contribution to the Board in a way that enhances perspective through diversity of experience.

John T. Gremp Principal Occupation: President and Chief Executive Officer of FMC Technologies, Inc. Age: 59 Director Since: (Mr. Gremp was appointed to the Board effective February 25, 2011)

Professional Experience: Mr. Gremp was appointed President and Chief Executive Officer of FMC Technologies, Inc. in March 2011 and will become Chairman October 31, 2011. Mr. Gremp served as President and Chief Operating Officer of FMC Technologies, Inc. from April 2010 to February 2011. Mr. Gremp served as Executive Vice President – Energy Systems from January 2007 to March 2010 prior to serving as Vice President – Energy Production Systems in December 2006.

Board of Director Memberships: In addition to serving on the Board of FMC Technologies, Inc., Mr. Gremp is on the Boards of Directors of Schilling Robotics LLC (a private company 45% owned by FMC Technologies, Inc.) and the following non-public entities: the Petroleum Equipment Suppliers Association and the Offshore Energy Center.

Why this Director is an Asset to the FMC Technologies Board: Mr. Gremp brings to our Board his (1) current position as CEO of FMC Technologies, Inc., (2) experience as the President of FMC Technologies, Inc. as well as his experience in leading each of FMC Technologies’ major business operations, (3) resulting extensive knowledge of FMC Technologies’ strategy, markets, competitors, financials, operational issues and regulatory concerns, (4) thorough understanding of industry regulations and public policy related to workplace health, safety, environment and social responsibility and a demonstrated commitment to FMC Technologies’ health, safety, environment and social responsibility, (5) demonstrated ability to continually challenge the organization to sharpen its vision while achieving significant organic growth, (6) thorough understanding of different cultural, political and regulatory requirements through his international experience in countries where FMC Technologies has a significant presence, and (7) extensive oil service industry experience.

Thomas M. Hamilton

Principal Occupation: Co-Owner of Medora Investments and Retired Chairman, President and Chief Executive Officer of EEX Corporation, an oil and gas exploration company

Age: 67

Director Since: 2001 (Independent)

Professional Experience: Mr. Hamilton has been Co-Owner of Medora Investments, a private investment firm, since April 2003. Mr. Hamilton served as the Chairman, President and Chief Executive Officer of EEX Corporation from January 1997 until his retirement in November 2002. From 1992 to 1997, Mr. Hamilton served as Executive Vice President of Pennzoil Company and as President of Pennzoil Exploration and Production Company. Mr. Hamilton was a director of BP Exploration, where he served as Chief Executive Officer of the Frontier and International Operating Company of BP Exploration from 1989 to 1991 and as the General Manager for East Asia/Australia/Latin America from 1988 to 1989. From 1985 to 1988, he held the position of Senior Vice President of Exploration at Standard Oil Company, prior to its merger with BP.

Board of Director Memberships: In addition to serving on the Board of FMC Technologies, Inc., Mr. Hamilton also serves on the Boards of Directors of the following public companies: Hercules Offshore, Inc., Methanex Corporation (non-executive Chairman of the Board), and HCC Insurance Holdings, Inc.

Why this Director is an Asset to the FMC Technologies Board: Mr. Hamilton brings to our Board his (1) independence, (2) financial expertise, (3) experience as a CEO and senior officer of major organizations with international operations in the oil and gas industry, (4) prior and current experience as a board member of public companies with international operations, and (5) thorough understanding of different cultural, political and regulatory requirements through his international experience.

Richard A. Pattarozzi Principal Occupation: Retired Vice President of Shell Oil Company Age: 67 Director Since: 2002 (Independent)

Professional Experience: Mr. Pattarozzi served as Vice President of Shell Oil Company from March 1999 until his retirement in January 2000. He previously served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. from 1995 until 1999. In April 1991, he was appointed General Manager of Shell’s Deepwater Production Division and in October 1991, General Manager of Shell’s Deepwater Exploration and Production Division.

Board of Director Memberships: In addition to serving on the Board of FMC Technologies, Inc., Mr. Pattarozzi serves as non-executive Chairman of the Board of Stone Energy Corporation, a public corporation. He also serves on the Boards of the following public companies: Global Industries, Ltd. and Tidewater Inc., and is a former member of the following public Boards: Superior Energy Services and Transocean Inc.

Why this Director is an Asset to the FMC Technologies Board: Mr. Pattarozzi brings to our Board his (1) independence, (2) experience as a CEO and senior officer of major organizations with international operations in the oil and gas industry, (3) prior and current experience as a board member of public companies with international operations, and (4) thorough understanding of different cultural, political and regulatory requirements through his extensive oil and gas experience.

Information about our Directors Continuing in Office

Class II—Term Expiring in 2012

Peter D. Kinnear Principal Occupation: Chairman of FMC Technologies, Inc. Age: 64 Director Since: 2006

Professional Experience: Mr. Kinnear was appointed Chairman of the Board of FMC Technologies, Inc. in October 2008. The Company has announced that Mr. Kinnear will no longer serve as Chairman of the Board effective October 31, 2011. Mr. Kinnear served as President from March 2006 to April 2010 and Chief Executive Officer from March 2007 through February 2011. Mr. Kinnear served as President and Chief Operating Officer of FMC Technologies from March 2006 to March 2007. Mr. Kinnear served as Executive Vice President of the Energy Systems business segment from March 2004 to February 2006. Prior to Mr. Kinnear’s appointment as Executive Vice President in 2004, Mr. Kinnear served as Vice President of Energy Systems of FMC Corporation from 2000 until he became a Vice President of FMC Technologies. Mr. Kinnear served in a variety of marketing and operating roles within FMC Corporation since 1971, prior to serving as Vice President of Energy Systems.

Board of Director Memberships: In addition to serving on the Board of FMC Technologies, Inc., Mr. Kinnear also serves on the Board of Directors of the following public company: Stone Energy Corporation and is a former member of Tronox Incorporated. Mr. Kinnear is also on the Boards of Directors of the following non-public entities: the Petroleum Equipment Suppliers Association, the National Association of Manufacturers, American Petroleum Institute and The Business Council.

Why this Director is an Asset to the FMC Technologies Board: Mr. Kinnear brings to our Board his (1) experience as the CEO and President of FMC Technologies and resulting extensive knowledge of FMC Technologies’ strategy, markets, competitors, financials, operational issues and regulatory concerns, (2) thorough understanding of industry regulations and public policy applicable to the industry, (3) a demonstrated commitment to FMC Technologies’ health, safety, environment and social responsibility, (4) demonstrated ability to continually challenge the organization to sharpen its vision while achieving significant organic growth, (5) thorough understanding of different cultural, political and regulatory requirements through his international experience in countries where FMC Technologies has a significant presence, (6) extensive oil service industry experience, and (7) current experience as a board member of U.S. organizations with significant international operations.

Mike R. Bowlin Principal Occupation: Retired Chairman of the Board of Atlantic Richfield Company Age: 68 Director Since: 2001 (Independent)

Professional Experience: Mr. Bowlin served as Chairman of Atlantic Richfield Company (ARCO) from 1995 until his retirement in April 2000 and as its Chief Executive Officer from July 1994 until his retirement. From 1992 until his election to Chief Executive Officer of ARCO in 1994, Mr. Bowlin served as Executive Vice President and then as President and Chief Operating Officer of ARCO. Mr. Bowlin served as Senior Vice President and President of ARCO International Oil and Gas Company from 1986-1992. Mr. Bowlin joined ARCO in 1969 and became President of ARCO Coal Company in 1985.

Board of Director Memberships: In addition to serving on the Board of FMC Technologies, Inc., Mr. Bowlin serves on the Board of Directors of Edwards Lifesciences Corporation, and is a director of the University of North Texas Foundation, Inc., a non-public company. Mr. Bowlin is a former Chairman of the Board of the American Petroleum Institute.

Why this Director is an Asset to the FMC Technologies Board: Mr. Bowlin brings to our Board his (1) independence, (2) experience as a CEO and senior officer of a major U.S. organization with international operations in the oil and gas industry, (3) experience as a board member of another public company with international operations, and (4) thorough understanding of different cultural, political and regulatory requirements through his international experience.

Philip J. Burguieres

Principal Occupation: Chairman and Chief Executive Officer of EMC Holdings, LLC, an investment management company specializing in the energy industry

Age: 67

Director Since: 2007 (Independent)

Professional Experience: Mr. Burguieres has been Chairman and Chief Executive Officer of EMC Holdings, LLC since 2000. Mr. Burguieres is Vice Chairman of the Houston Texans, Chairman of The J. M. Burguieres Co., Ltd., and is Chairman Emeritus of Weatherford International. Mr. Burguieres served as Chairman, President and Chief Executive Officer of Weatherford International from 1991 to 1997. From 1981 to 1989, Mr. Burguieres served as Chairman and Chief Executive Officer of Cameron Iron Works, Inc.

Board of Director Memberships: In addition to serving on the Board of FMC Technologies, Inc., Mr. Burguieres currently serves as a director of Newfield Exploration Company, a public corporation. He also serves on the following non-public Boards of Directors: EMC Holdings, LLC, the Houston Texans and The J.M. Burguieres Co., Ltd.

Why this Director is an Asset to the FMC Technologies Board: Mr. Burguieres brings to our Board his (1) independence, (2) experience as a CEO and senior officer of two major U.S. organizations with international operations in the oil and gas industry, and (3) experience as a board member of another public company with international operations in the oil and gas industry.

Edward J. Mooney

Principal Occupation: Retired Délégué Général—North America, Suez Lyonnaise des Eaux, a global provider of energy, water, waste and communications services

Age: 69

Director Since: 2001 (Independent)

Professional Experience: Mr. Mooney served as Délégué Général—North America, Suez Lyonnaise des Eaux from March 2000 until his retirement in March 2001. From 1994 to 2000, Mr. Mooney was Chairman and Chief Executive Officer of Nalco Chemical Company.

Board of Director Memberships: In addition to serving on the Board of FMC Technologies, Inc., Mr. Mooney serves on the Boards of Directors of the following public companies: FMC Corporation, The Northern Trust Corporation, Cabot Microelectronics Corporation, and PolyOne Corporation. He also serves on the Board of Directors of Commonwealth Edison Company, a non-public, wholly-owned subsidiary of Exelon Corporation.

Why this Director is an Asset to the FMC Technologies Board: Mr. Mooney brings to our Board his (1) independence, (2) financial expertise, (3) experience as a CEO of a major U.S. organization with international operations in the oil and gas industry, (4) experience as a board member of several other public companies with international operations in a variety of industries, (5) thorough understanding of different cultural, political and regulatory requirements through his international experience, and (6) contribution to the Board in a way that enhances perspective through diversity of experience.

James M. Ringler

Principal Occupation: Retired Vice Chairman of Illinois Tool Works Inc., an international manufacturer of highly engineered components and industrial systems

Age: 65

Director Since: 2001 (Independent)

Professional Experience: Mr. Ringler currently serves as Chairman of the Board of Teradata Corporation. Mr. Ringler served as Vice Chairman of Illinois Tool Works Inc. until his retirement in 2004. Prior to joining Illinois Tool Works, he was Chairman, President and Chief Executive Officer of Premark International, Inc. from October 1996 until Premark merged with Illinois Tool Works in November 1999. Mr. Ringler joined Premark in 1990 and served as Executive Vice President and Chief Operating Officer until 1996. From 1986 to 1990, he was President of White Consolidated Industries’ Major Appliance Group, and from 1982 to 1986, he was President and Chief Operating Officer of The Tappan Company. Prior to joining The Tappan Company in 1976, Mr. Ringler was a consulting manager with Arthur Andersen & Co.

Board of Director Memberships: In addition to serving on the Board of FMC Technologies, Inc., and as Chairman of the Board of Teradata Corporation, Mr. Ringler is also a member of the Boards of Directors of the following public companies: The Dow Chemical Company, Corn Products International, Inc., Autoliv Inc., and John Bean Technologies Corporation.

Why this Director is an Asset to the FMC Technologies Board: Mr. Ringler brings to our Board his (1) independence, (2) financial expertise, (3) experience as a CEO and senior executive of several major U.S. organizations with international operations in a variety of industries, (4) experience as a board member of several other public companies with international operations in a variety of industries, (5) thorough understanding of different cultural, political and regulatory requirements through his international experience, and (6) contribution to the Board in a way that enhances perspective through diversity of experience.

Class III—Term Expiring in 2013

Dr. Thorleif Enger

Principal Occupation: Retired President and Chief Executive Officer of Yara International, a producer and marketer of mineral fertilizers, industrial gases and chemicals

Age: 67

Director Since: 2009 (Independent)

Professional Experience: Dr. Enger served as President and Chief Executive Officer of Yara International from 2004 until his retirement in 2008. He previously served as Executive Vice President of Hydro Agri from 1999 to 2004. Dr. Enger served as Executive Vice President of Oil and Gas for Norsk Hydro from 1996 to 1999, and President of Hydro’s Exploration and Production Division from 1987 to 1996.

Board of Director Memberships: In addition to serving on the Board of FMC Technologies, Inc., Dr. Enger also serves on the Board of Directors of two additional public companies: Marine Harvest ASA and Hitec-Vision ASA. He is also a former member of the following public companies. Subsea 7 Inc. (formerly Acergy S.A.) and E.ON Ruhrgas AG. He also serves as Chairman of the Board on the following private companies, Spring Energy and Agrinos.

Why this Director is an Asset to the FMC Technologies Board: Dr. Enger brings to our Board his (1) independence, (2) experience as a CEO and senior officer of major organizations with international operations in the oil and gas industry, (3) prior and current experience as a board member of public companies with international operations, (4) thorough understanding of different cultural, political and regulatory requirements through his international experience in countries where FMC Technologies has a significant presence, and (5) contribution to the Board in a way that enhances perspective through diversity in geographic origin and experience.

Claire S. Farley Principal Occupation: Co-Founder of RPM Energy, LLC Age: 52 Director Since: 2009 (Independent)

Professional Experience: Ms. Farley co-founded RPM Energy, LLC in 2010, which is partnered with KKR & Co. L.P.. Prior to starting RPM Energy, Ms. Farley was an Advisory Director at Jefferies Randall & Dewey, a global oil and gas industry advisor. She served as Co-President of Jefferies Randall & Dewey from February 2005 to July 2008 when Randall and Dewey became the Oil and Gas Investment Banking Group of Jefferies & Company. Prior to that, Ms. Farley served as Chief Executive Officer. She has extensive oil and gas exploration expertise, holding several positions within Texaco from 1981 to 1999, including President of Worldwide Exploration and New Ventures, President of North American Production, and Chief Executive Officer of Hydro-Texaco, Inc. Ms. Farley also served as Chief Executive Officer of Intelligent Diagnostics and of Trade-Ranger – Dynasty Technologies, Inc.

Board of Director Memberships: In addition to serving on the Board of FMC Technologies, Inc., Ms. Farley also serves on the Board of Directors of the public company, EnCana Corporation, and is a former board member of the following public companies: Boise Cascade, Inc. (now known as OfficeMax Incorporated) and Newfield Exploration Company.

Why this Director is an Asset to the FMC Technologies Board: Ms. Farley brings to our Board her (1) independence, (2) experience as a CEO of several major organizations, (3) extensive oil and gas exploration experience, (4) prior and current experience as a board member of public companies with international operations, (5) senior executive experience in financial accounting, financial reporting and corporate finance, and a familiarity with internal financial controls, and (6) contribution to the Board in a way that enhances perspective through diversity of experience.

Joseph H. Netherland Principal Occupation: Retired Chairman, President and Chief Executive Officer of FMC Technologies, Inc. Age: 64 Director Since: 2001

Professional Experience: Mr. Netherland served as Chairman of the Board of FMC Technologies, Inc. from December 2001 until his retirement in October 2008. Mr. Netherland also served as Chief Executive Officer of FMC Technologies from 2001 to March 2007, when he stepped down as an executive officer of the Company. Mr. Netherland was President of FMC Technologies from 2001 to February 2006. Previously, Mr. Netherland served as a director of FMC Corporation from 1998 to 2001 and as Executive Vice President of FMC Corporation from 1998 until his appointment as its President in 2000. Mr. Netherland was the General Manager of FMC Corporation’s Energy and Transportation Group from 1992 to 2001. Mr. Netherland became General Manager of FMC Corporation’s former Petroleum Equipment Group and General Manager of its former Specialized Machinery Group in 1985 and 1989, respectively. Mr. Netherland continues to serve as a non-independent member of FMC Technologies’ Board of Directors.

Board of Director Memberships: In addition to serving on the Board of FMC Technologies, Inc., Mr. Netherland also serves on the Boards of Directors of the following public companies: Newfield Exploration Company, Spectra Energy Corp. and Tidewater Inc., and on the boards of the following non-public companies: the Petroleum Equipment Suppliers Association, and is an honorary director of the American Petroleum Institute.

Why this Director is an Asset to the FMC Technologies Board: Mr. Netherland brings to our Board his (1) experience as the CEO of FMC Technologies and resulting extensive knowledge of FMC Technologies’ strategy, markets, competitors, financials, operational issues and regulatory concerns, (2) thorough understanding of industry regulations and public policy related to workplace health, safety, environment and social responsibility and a demonstrated commitment to FMC Technologies’ health, safety, environment and social responsibility, (3) demonstrated ability to continually challenge the organization to sharpen its vision while achieving significant organic growth, (4) thorough understanding of different cultural, political and regulatory requirements through his international experience in countries where FMC Technologies has a significant presence, (5) extensive oil and gas experience, and (6) prior and current experience as a board member of major U.S. organizations with international operations.

Eleazar de Carvalho Filho Principal Occupation: Founding Partner of Iposeira Capital Ltda. and STK Capital Gestora de Recursos Ltda. Age: 54 Director Since: 2010

Professional Experience: Mr. de Carvalho is a Founding Partner of STK Capital Gestora de Recursos Ltda. since April 2010. Mr. de Carvalho is also a Founding Partner of Virtus BR Partners Assessoria Corporativa Ltda. since May 2009. Mr. de Carvalho served as CEO and Managing Partner of Unibanco Investment Bank from April 2008 to March 2009. Mr. de Carvalho has been a Consultant for BHP Billiton Metais S.A. since May 2006 and is a Founding Partner of Iposeira Capital Ltda. since July 2004.

Board of Director Memberships: In addition to serving on the Board of FMC Technologies, Inc., Mr. de Carvalho also serves on the Board of Directors of Libra Holding S.A. a private company. Mr. de Carvalho is a former Board member of the following public companies: Rossi Residencial S.A., Santista Têxtil S.A. and São Paulo Alpargatas S.A. and a former Board member of the following private companies: Varig Engenharia e Manutenção S.A. and Varig Logística S.A.

Why this Director is an Asset to the FMC Technologies Board: Mr. Carvalho brings to our Board his (1) independence, (2) experience as the CEO and managing partner of Unibanco Investment Bank, (3) thorough understanding of different cultural, political and regulatory requirements through his international experience in countries where FMC Technologies has a significant presence, (4) prior and current experience as a board member of private companies with international operations, and (5) contribution to the Board in a way that enhances perspective through diversity in geographic origin and experience.

Information about the Board of Directors

Corporate Governance

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize stockholder value in a manner that is consistent with both the legal requirements applicable to us and a business model that requires our employees to conduct business with the highest standards of integrity. The Board has adopted and adheres to corporate governance principles that the Board and senior management believe promote this purpose, are sound and represent best practices. The Board reviews these governance practices, the corporate laws of the State of Delaware under which we were incorporated, the rules and listing standards of the New York Stock Exchange and the regulations of the Securities and Exchange Commission, as well as best practices recognized by governance authorities to benchmark the standards under which it operates.

The Board provides accountability, objectivity, perspective, judgment and in some cases, specific industry or technical knowledge or experience. In carrying out its responsibilities to the shareholders, the fundamental role of the Board of Directors is to ensure (1) continuity of leadership; (2) that a sound strategy for the success of the enterprise is in place, understood and being pursued; and (3) that financial and management resources are available and control systems are in place to carry out that strategy. The Board also provides risk oversight and has delegated some of its oversight duties to the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, as discussed in Board Oversight of Risk Management below. The corporate governance principles adopted by the Board of Directors may be viewed at the Corporate Governance section of our website at (www.fmctechnologies.com) under the heading “Investors > Corporate Governance” and are also available in print to any stockholder upon request. A request should be directed to our principal executive offices at 1803 Gears Road, Houston, Texas 77067, Attention: Senior Vice President, General Counsel and Secretary.

Board Oversight of Risk Management

Our Board believes that one of its most important roles is the oversight of the management of risk within the company. On at least an annual basis, we present to the Board the risk areas that we believe to be the most significant to the company and our plan for the assessment, monitoring and management of those risks. The Board has responsibility for overall risk management oversight; however, it has designated each of the three Board committees with oversight of risk within their own areas of responsibility. Oversight of areas such as strategy and financial liquidity are the responsibility of the whole Board.

For example, the Audit Committee discusses with management on a regular basis our major areas with potential risk exposures, including financial reporting, contract management and foreign exchange. The Audit Committee reviews the potential financial impacts of these risks, the steps we take to ensure that appropriate processes are in place to identify, manage and control financial and business risks and that we have adequate insurance coverage to mitigate these risks. In cases where a practice or procedure is identified or an operational incident occurs that could heighten the possibility of a negative impact on our operations or financial results, our management reports to the Board the steps to be taken to ensure that the risk is appropriately managed.

The Nominating and Governance Committee reviews risks related to the Board’s legal and regulatory corporate governance compliance requirements. The Committee also plays a key role in discussing with management the potential risk exposures to the Company in the event there is an unexpected disability of our CEO or his exit from the Company. The Nominating and Governance Committee adopts and maintains emergency procedures for management succession for any such CEO emergencies.

With respect to risk related to compensation matters, the Compensation Committee considers whether our compensation programs for executives and employees generally encourage unnecessary risk taking and has concluded that they do not. The Compensation Committee believes that our annual cash and long-term equity incentives provide an appropriate mix of incentives to ensure performance is focused on long-term stockholder value rather than short-term risk taking

Meetings

During 2010, the Board of Directors held five regular meetings. All incumbent directors attended at least 75 percent of all meetings of the Board and all meetings of Board committees on which they served. Mr. Gremp was elected to the Board in February 2011 and therefore attended no meetings as a director in 2010. The Board of Directors has scheduled a meeting in the morning prior to the 2011 Annual Meeting of Stockholders, and the Board encourages its members to attend the Annual Meeting of Stockholders. All members of the Board of Directors, except Mr. Burguieres, attended the Annual Meeting of Stockholders in May 2010.

Committees of the Board of Directors

During 2010, the Board of Directors had three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee.

Each of these committees operates pursuant to a written charter setting out the functions and responsibilities of the committee, each of which may be reviewed at the Corporate Governance section of our website at (www.fmctechnologies.com) under the heading “Investors > Corporate Governance” and is also available in print to stockholders upon request submitted to our principal executive offices at 1803 Gears Road, Houston, Texas 77067, Attention: Senior Vice President, General Counsel and Secretary.

The table below provides 2010 meeting and membership information for each of the committees of the Board of Directors:

2010 Meetings and Membership	Audit		Compensation		Nominating and Governance

Number of Meetings	7	(1)	4	(2)	2	(3)
Mike R. Bowlin			X	(4)	X
Philip J. Burguieres			X		X
Eleazar de Carvalho Filho	X				X
C. Maury Devine	X				X
Dr. Thorleif Enger			X		X
Claire S. Farley	X
Thomas M. Hamilton	X		X
Edward J. Mooney	X	(4)
Richard A. Pattarozzi			X		X	(4)
James M. Ringler	X		X

(1)	One meeting included a training session for Audit Committee members that concentrated on the Company’s contract risk management review process.
(2)	One meeting included a training session for Compensation Committee members that provided information regarding key emerging issues in executive compensation.
(3)	One meeting included a training session for Nominating and Governance members that provided information regarding new SEC regulations and other key corporate governance trends.
(4)	Indicates committee chair.

Audit Committee

The Audit Committee charter gives the Audit Committee the authority and responsibility for the engagement, compensation and oversight of our independent public accountants and the review and approval in advance of the scope of audit and non-audit assignments and the related fees of the independent public accountants. The Audit Committee charter also gives this committee authority to fulfill its obligations under Securities and Exchange Commission and New York Stock Exchange requirements, which include:

•	oversight responsibilities relating to the Company’s accounting, auditing and financial reporting practices;

•	responsibilities associated with our external and internal audit staffing and planning;

•	accounting and financial reporting issues associated with our financial statements and filings with the Securities and Exchange Commission;

•	financial and accounting organization and internal controls;

•	auditor independence and approval of non-audit services;

•	“whistle-blower” procedures for reporting questionable accounting and audit practices.

Audit Committee members meet privately in separate sessions with representatives of our senior management, our independent public accountants and our Director of Internal Audit after Audit Committee meetings (five such sessions were held in 2010). The Audit Committee also plays a key role in assisting the Board in overseeing enterprise risk management by discussing with management our major areas with potential risk exposures, including contract management and our foreign exchange portfolio discussed in more detail in Board Oversight of Risk Management below.

The Board of Directors has determined that all of the members of the Audit Committee (C. Maury Devine, Eleazar de Carvalho Filho, Claire S. Farley, Thomas M. Hamilton, Edward J. Mooney and James M. Ringler) meet the New York Stock Exchange standard of having accounting or related financial management expertise and meet the Securities and Exchange Commission criteria for an “audit committee financial expert.”

Compensation Committee

The principal duties of the Compensation Committee under its charter include:

•	approving all elements of compensation for the Chief Executive Officer;

•	reviewing and approving compensation policies and practices for other executive officers, including all elements of their annual compensation;

•

reviewing the Company’s say on pay proposals prepared by the Company’s executive management and, if appropriate, recommend to the Board of Directors that the proposals be included in the Company’s proxy statement as required by the Securities and Exchange Commission;

•	reviewing and approving major changes in employee benefit plans;

•	reviewing short-term and long-term incentive and equity grants;

•	reviewing and approving any agreements between the Company and its executive officers;

•	approving the compensation for the directors;

•	ensuring that a succession plan for the Chief Executive Officer and any other key executive positions is in place;

•	ensuring that the overall executive compensation program is designed to ensure retention of key executives;

•	reviewing and approving organizational changes and restructurings that have a significant impact on the Company or its business; and

•

reviewing the Compensation Discussion and Analysis to be included in our annual report or proxy statement and recommending, if appropriate, to the Board of Directors, its inclusion in our annual report or proxy statement.

The Compensation Committee annually reviews all elements of executive pay, peer group practices and performance both internally and relative to peers as part of its process to help ensure that our total compensation program is consistent with our compensation philosophies. In determining compensation levels for executive officers, the Compensation Committee reviews compensation survey data supplied by Meridian Compensation Partners, LLC (“Meridian”), an independent consultant retained by the Compensation Committee.

Meridian has served as a compensation consultant for the Compensation Committee for the past year. Beginning in 2006, Hewitt Associates was retained directly by the Compensation Committee, On February 1, 2010, Hewitt Associates spun-off its executive compensation consulting business in North America. In connection with this spin-off, a select number of Hewitt principals and consultants left Hewitt to form Meridian, which operates as an independent executive compensation consulting firm. This past year, Meridian was retained directly by the Compensation Committee. For 2010, the Compensation Committee’s engagement agreement with Meridian provides for a scope of work that includes ensuring that the Compensation Committee’s compensation recommendations are consistent with our business strategy, pay philosophy, prevailing market practices and relevant regulatory mandates and assisting the Committee’s efforts to make compensation decisions that are representative of the interests of our stockholders.

A group of peer companies is recommended by our management and approved by the Compensation Committee to use as part of the external benchmarking process. The list is reviewed on an annual basis by the Compensation Committee to ensure continuing relevancy. In approving the companies to be included in the peer group, the Compensation Committee reviews the size and financial performance of the proposed companies to determine whether the group is appropriate. Meridian collects, analyzes and reports back to the Compensation Committee on the amounts and components of compensation paid by the peer group. Since the companies surveyed by Meridian are of varying revenue size and market capitalization, its survey utilizes regression analysis to develop size-adjusted values to provide relevant comparisons for each component of compensation.

Based on the survey market data provided by Meridian, the Compensation Committee reviews the appropriateness of management’s recommendations for each executive’s base pay, annual non-equity incentive bonus, and annual equity award. The Committee allocates total annual compensation to our executive officers among the various elements of short-term cash (base pay and non-equity incentive bonus) and long-term (equity awards) compensation, including the allocation between performance-based and time-based equity to approximate the market allocation identified in Meridian’s survey results. While this is a significant input into the process the Committee uses to determine executive compensation, it is not the only metric. The Committee considers other factors such as the individual’s performance and tenure in positions.

In its annual review of the appropriateness of director compensation, the Compensation Committee reviews director compensation survey data provided by Meridian. The companies included within the survey are selected by FMC Technologies’ management and approved by the Compensation Committee for peer group comparison.

The scope of authority delegated to the Compensation Committee by the Board of Directors is to decide whether or not to accept, reject or modify our management’s proposals for annual compensation awards to our executive officers. The Compensation Committee also has the authority to recommend the amount of compensation to be paid to our non-employee directors. Peter D. Kinnear, our Chairman, is the only executive officer whose compensation is disclosed in the Summary Compensation Table in this Proxy Statement (“named executive officers”) who also participated this year in the compensation decisions for other named executive officers. Mr. Kinnear did not have a role in setting his own base pay, annual non-equity incentive bonus amount or the size of his annual equity compensation award. Our Vice President of Administration, working with Meridian, provided recommendations for each executive’s base pay, annual non-equity incentive bonus and annual equity award for the Compensation Committee’s review. Our Chief Financial Officer also provided the Compensation Committee with information related to the Company’s financial performance against our objectives and our peer companies’ financial performance. This information was then used by the Compensation Committee as factors in setting annual targets and ratings associated with incentive compensation awards and selecting appropriate structures for performance-based restricted stock.

In general, our Board oversees the Company’s risk management. The Compensation Committee also plays a key role in discussing with management the potential risk exposures to the Company in the areas of its responsibility discussed in more detail under Board Oversight of Risk Management below.

Nominating and Governance Committee

The principal duties of the Nominating and Governance Committee under its charter include:

•	identifying and recommending to the Board of Directors qualified nominees for election to the Board of Directors;

•	making recommendations to the Board of Directors concerning the structure and membership of other Board committees and making annual recommendations for a member to serve as the lead director;

•	making recommendations to the Board of Directors from time to time regarding matters of corporate governance and compliance;

•	adopting and maintaining emergency procedures for management succession in the event of the unexpected disability of the Chief Executive Officer;

•	reviewing on an annual basis the Companies’ Code of Business Conduct and Ethics; and

•	annually assessing the performance of the Board of Directors and its committees, and reporting its assessment to the Board of Directors.

Stockholders may submit recommendations for future candidates for election to the Board of Directors for consideration by the Nominating and Governance Committee by writing to Jeffrey W. Carr, Senior Vice President, General Counsel and Secretary, 1803 Gears Road, Houston, Texas 77067. A letter making a director candidate recommendation must include the candidate’s name, biographical information and a summary of the candidate’s qualifications. In addition, the letter should be accompanied by a signed statement from the nominee indicating that the nominee is willing to serve as a member of the Board. To make a recommendation for the 2012 Annual Meeting, please refer to the timing requirements specified in the section of this Proxy Statement entitled “Proposals for the 2012 Annual Meeting of Stockholders.”

All submissions from stockholders meeting these requirements will be reviewed by the Nominating and Governance Committee. In connection with its role in recommending candidates for the Board, the Nominating and Governance Committee advises the Board with respect to the combination of skills, experience, perspective and background that its members believe are required for the effective functioning of the Board considering our current business strategies and regulatory, geographic and market environment. The Committee has not established specific, minimum qualifications for director nominees. Our corporate governance principles provide that directors should be selected based on integrity, successful business experience, stature in their own fields of endeavor and the diversity of perspectives they bring to the Board. Our corporate governance principles also require that a majority of our non-employee directors should be active or retired senior executives, preferably Chief Executive or Chief Operating Officers of publicly-held companies. In addition, the corporate governance principles provide that our non-employee directors should also be chosen based on recognized experience in our lines of business and leadership in areas of government service, academia, finance and international trade. Nominees to be evaluated by the Nominating and Governance Committee for future vacancies on the Board will be selected by the Committee from candidates recommended by multiple sources, including business and personal contacts of the members of the Nominating and Governance Committee, recommendations by our senior management and candidates identified by independent search firms, stockholders and other sources, all of whom will be evaluated based on the same criteria. All of the current nominees for the Board are standing members of the Board that are proposed by the entire Board for re-election.

In general, our Board oversees the Company’s risk management. The Nominating and Governance Committee also plays a key role in discussing with management the potential risk exposures to the Company in the areas of its responsibility discussed in more detail under Board Oversight of Risk Management.

Director Independence

The Nominating and Governance Committee conducted a review of the independence of the members of the Board of Directors and its committees and reported its findings to the full Board at its February 25, 2011 meeting. Eleven of our 13 directors (including three of the four nominees presently standing for re-election) are non-employee directors. The Nominating and Governance Committee reviewed all of the commercial transactions, relationships and arrangements between us and our subsidiaries, affiliates and executive officers with companies with whom the eleven non-employee directors are affiliated or employed. The transactions, relationships and arrangements reviewed by the Committee consisted of the following:

•

Philip J. Burguieres is a member of the Board of Directors of Newfield Exploration Company. Newfield is a customer of FMC Technologies. Mr. Burguieres is also Chairman Emeritus of Weatherford International Ltd., a customer and vendor of FMC Technologies.

•

C. Maury Devine is a member of the Board of Directors and audit committee of John Bean Technologies Corporation (“JBT”). FMC Technologies and JBT are parties to a separation and distribution agreement and a tax sharing agreement that relate to the spin-off of our FoodTech and Airport Systems businesses (now JBT) that occurred in July 2008.

•	Claire S. Farley is a member of the Board of Directors and audit committee of EnCana Corporation, a customer of FMC Technologies.

•	Thomas M. Hamilton is a member of the Board of Directors of Methanex Corporation, a customer of FMC Technologies.

•

Edward J. Mooney is a member of the Board of Directors of FMC Corporation, our former parent company. Mr. Mooney also serves on that Board’s audit committee and is the chairman of its compensation committee. FMC Technologies and FMC Corporation are parties to a separation and distribution agreement and a joint litigation defense agreement that relate to the separation of the companies’ businesses that occurred in 2001. Mr. Mooney is also a member of the Board of Directors of The Northern Trust Corporation and is Chairman and serves as a member of that Board’s audit and compensation committees. Northern Trust Corporation serves as trustee for the Company’s Pension Plan and provides administrative services related to the plan. Northern Trust is also a member of the syndicate of lenders providing financing to us.

•

Richard A. Pattarozzi is a member of the Board of Directors of Global Industries, Ltd., a vendor of FMC Technologies. Mr. Pattarozzi is also a trustee of the National World War II Museum Foundation. We matched a charitable contribution made to this foundation by Mr. Pattarozzi under our matching charitable contribution program available to all of our employees and directors.

•

James M. Ringler is a member of the Board of Directors of Autoliv, Inc. and Dow Chemical Company, both customers of FMC Technologies. Mr. Ringler also serves as a member the Board of Directors of JBT. FMC Technologies and JBT are parties to a separation and distribution agreement and a tax sharing agreement that relate to the spin-off of our FMC FoodTech and Airport Systems businesses (now JBT) that occurred in July 2008.

Although the Board has not adopted categorical standards of materiality, none of these relationships was deemed to be material or as impacting the independence of our non-employee directors. Each of our directors completes an annual questionnaire requiring disclosure of any relationships (including industrial, banking, consulting, legal, accounting, charitable or familial relationships) which could impair the independence of such director.

Based on the report and recommendation of the Nominating and Governance Committee, the Board has determined that each of directors Mike R. Bowlin, Philip J. Burguieres, C. Maury Devine, Eleazar de Carvalho Filho, Dr. Thorleif Enger, Claire S. Farley, Thomas M. Hamilton, Edward J. Mooney, Richard A. Pattarozzi and James M. Ringler, satisfies the independence criteria set forth in the corporate governance listing standards of the New York Stock Exchange. Although Joseph H. Netherland is currently a non-employee director, as the former Chairman, Chief Executive Officer and President of FMC Technologies, he may not be considered independent under the New York Stock Exchange corporate governance listing standards until three years after his retirement as an executive officer of the Company which will be December 31, 2011. In addition, all of the members of the Audit Committee satisfy the enhanced independence criteria required for members of audit committees under regulations adopted by the Securities and Exchange Commission and the New York Stock Exchange corporate governance listing standards.

Leadership Structure of the Board and Executive Sessions of Independent Directors

The Company has determined that a leadership structure consisting of a combined principal executive officer/board chairman, together with a strong lead director who chairs the non-management sessions of the Board is the most appropriate structure for the Company. The Board of Directors has chosen to combine the principal executive officer and board chairman positions. Although Mr. Gremp became our Chief Executive Officer on March 1, 2011 and Mr. Kinnear is currently our Chairman, Mr. Kinnear held both positions during 2010 and Mr. Gremp will hold both positions after October 31, 2011. The Chairman is responsible for setting the agenda for the Board meetings and for presiding at such meetings. Additionally, the Board of Directors annually appoints one independent member to act as its lead director. The lead director is authorized to call meetings of the non-employee directors, and he is responsible for the following:

•	setting the agenda for executive sessions of non-employee directors after regularly scheduled Board of Director meetings and for presiding at such sessions;

•	acting as principal liaison between the non-employee directors and the Chairman;

•

advising the Chairman as to the quality, quantity and timeliness of the flow of information from management necessary for the non-employee directors to effectively and responsibly perform their duties;

•	providing feedback from executive sessions of the non-employee directors to the Chairman and other senior management; and

•	advising the Chairman on potential agenda items for Board meetings.

Mr. Bowlin, the Chair of the Compensation Committee, has been selected by the Board of Directors to continue to serve as the lead director for these executive sessions during 2011.

Stockholders and other interested parties may communicate directly with the Board of Directors, the lead director or the non-employee directors as a group by submitting either written correspondence c/o Lead Director, FMC Technologies, Inc., 1803 Gears Road, Houston, Texas 77067, or an email to our lead director at lead.director@fmcti.com. The lead director will review any such communication with the parties to whom the communication is addressed at the next regularly scheduled Board meeting unless, in his or her judgment, earlier communication is warranted.

Director Compensation

Our compensation plan for non-management members of our Board of Directors is included in the FMC Technologies, Inc. Amended and Restated Incentive Compensation and Stock Plan (the “Incentive Compensation and Stock Plan”). The Incentive Compensation and Stock Plan grants the Board of Directors the authority to modify the terms of the Board of Directors’ compensation plan pursuant to a recommendation from our Compensation Committee.

For 2010, each non-employee director received an annual retainer of $60,000, paid in cash. Our non-employee directors also receive an annual non-retainer equity grant of restricted stock units. For 2010, we awarded each of our non-employee directors restricted stock units on May 3, 2010, with a value of $200,000, which is included in the amount contained in the Stock Awards column of the table below. These awards will not vest until May 6, 2011, the date of the 2011 Annual Meeting.

We have ownership requirements for our non-employee directors that are based on a multiple of five times the amount of each director’s annual retainer. Our non-employee directors are also required to hold the restricted stock units they receive from the annual non-retainer equity grants they are awarded until after they complete their service on our Board. These restricted stock units granted to a director are settled in Common Stock upon completion of the director’s service on our Board. These restricted stock units are also forfeited if a director ceases service on the Board of Directors prior to the vesting date of the restricted stock units, except in the event of death or disability. Unvested restricted stock units will be settled and are payable in Common Stock upon the death or disability of a director or in the event of a change in control of FMC Technologies. Awards granted to non-employee directors will vest on the date of the Company’s annual stockholders’ meeting next following the grant date unless otherwise determined by the Board.

The Fees Earned column in the table below also includes cash remuneration in the amount of $2,000 for each Board of Directors committee meeting attended, including telephonic meetings. Our lead director received an additional fee of $10,000, the chair of the Nominating and Governance Committee received an additional fee of $10,000, the chair of the Compensation Committee received an additional fee of $15,000 and the chair of the Audit Committee received an additional fee of $15,000 during 2010, which are also included in the Fees Earned column. Each non-employee director also receives reimbursement for reasonable incidental expenses incurred in connection with the attendance of meetings of the Board and Board committees.

The following table shows all compensation awarded or earned by the non-management members of our Board of Directors from all sources for services rendered in all of their capacities to us during 2010. Mr. Kinnear, our only employee who served on the Board of Directors during 2010, did not receive additional compensation for his services as a director.

Director Compensation Table

Name(1)	Fees Earned ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Mike R. Bowlin	$95,000	$199,955	$0	$294,955

Philip J. Burguieres	72,000	199,955	18,665	290,620

Eleazar de Carvalho Filho	40,000	166,617	6,262	212,879

C. Maury Devine	78,000	199,955	10,000	287,955

Dr. Thorleif Enger	72,000	199,955	1,607	273,562

Claire S. Farley	74,000	199,955	6,468	280,423

Thomas M. Hamilton	82,000	199,955	15,161	297,116

Edward J. Mooney	89,000	199,955	15,388	304,343

Joseph H. Netherland	60,000	199,955	15,472	275,427

Richard A. Pattarozzi	84,000	199,955	13,219	297,174

James M. Ringler	82,000	199,955	0	281,955

(1)	Peter D. Kinnear, our Chairman and Chief Executive Officer during 2010, is not included in the table as he was an employee of the Company during 2010 and did not receive compensation for his service as a director. The compensation paid to Mr. Kinnear is shown in the Summary Compensation Table.
(2)	Includes the director’s annual retainer, fees paid for attendance at committee meetings and additional fees paid to the chairman of each board committee and the lead director.
(3)	Restricted stock unit grants were made on May 3, 2010, valued at $68.95 per share, the closing price of our Common Stock on May 3, 2010, reflecting an aggregate grant date fair value for all of our non-employee directors of $1,999,550. An additional restricted stock unit grant also was made on July 1, 2010 to Mr. de Carvalho (3,119 units, pro-rated as of the date he became a director) valued at $53.42 per share, the closing price of our Common Stock on July 1, 2010. The number of the aggregate outstanding restricted stock units held by each of our non-employee directors on December 31, 2010, was: Mr. Bowlin 65,928.906; Mr. Burguieres 17,176.944; Mr. de Carvalho 3,119; Ms. Devine 26,281.390; Dr. Enger 10,869; Ms. Farley 10,869; Mr. Hamilton 68,401.350; Mr. Mooney 57,790.778; Mr. Netherland 11,538.217; Mr. Pattarozzi 47,808.338; and Mr. Ringler 65,928.906. Dividends will not be paid on any of the restricted stock units unless we pay dividends on our Common Stock.
(4)	Includes reimbursed costs for travel of director’s spouse to our Board of Directors meeting outside of the United States and charitable contributions made in the name of directors by us pursuant to the matching charitable contribution program available to all employees and directors. Pursuant to this program, we match 100 percent of the charitable contributions of our employees and directors up to $10,000 in any year, although we exercise discretion to approve matching contributions in excess of that amount from time to time. The numbers shown reflect the amounts that were expensed during the 2010 plan year and include for Mr. Burguieres, $10,000; Ms. Devine, $10,000; Mr. Hamilton, $10,000; Mr. Netherland, $10,000; and Mr. Pattarozzi, $7,750. A portion of the amounts shown reflect matching contributions attributable to director contributions made in the prior fiscal year. Directors who are not our employees do not participate in our employee benefit plans other than our matching program for charitable contributions.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

In 2010, the members of the Compensation Committee of the Board were Messrs. Bowlin, Burguieres, Enger, Hamilton and Ringler, none of whom has ever been an officer or employee of FMC Technologies or any of its subsidiaries. None of the executive officers of FMC Technologies has ever served on the board of directors or on the compensation committee of any other entity that has had any executive officer serving as a member of FMC Technologies’ Board of Directors.

Transactions with Related Persons

During 2010, we were not a participant in any transaction or series of related transactions in which any “related person” had or will have a material interest and in which the amount involved exceeded $120,000. A “related person” is any person who was in any of the following categories during 2010:

(a)	any director or executive officer of FMC Technologies;

(b)	any nominee for director;

(c)	any immediate family member of a director or executive officer of FMC Technologies or any nominee for director, with immediate family member including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and any person (other than a tenant or an employee) sharing the household of a director or executive officer or a nominee for director;

(d)	a security holder listed in the “Other Security Ownership” table below; or

(e)	any immediate family member of such a security holder.

Our Code of Business Conduct and Ethics provides that each of our employees and directors is expected to avoid engaging in activities that conflict with, or have the appearance of conflicting with, the best interests of us and our stockholders. These requirements also extend to immediate family members of employees and directors, any trust in which any employee or a director has a beneficial interest and over which such employee or director can exercise or influence decision making, and any person with whom one of our employees or directors has a substantial business relationship. For purposes of this policy, an immediate family member includes an employee’s or director’s spouse, parents, children, siblings, parents-in-law, children-in-law, siblings-in-law and anyone who shares an FMC Technologies employee’s or director’s home.

Our Code of Business Conduct and Ethics requires disclosure of personal activities or interests of any one of our employees or directors, or of any immediate family member, trust or other person with which such person may have a substantial business relationship (each, an “interested person”), that could negatively influence, or which could have the appearance of negatively influencing, the judgment of such employee or director, or the decisions or action of such employee or director. Such activities must be disclosed to an employee’s manager, supervisor, local human resources director, the lawyer responsible for their business unit, the General Counsel, a member of the Board of Directors or reported to our ethics hotline. Reports regarding a “related person” made to an ethics reporting resource other than a member of the Board of Directors will be reported to the Board of Directors, or a Committee of the Board of Directors, which will have the responsibility for determining if there is a conflict of interest and, if so, how to resolve it without compromising the best interests of us and our stockholders.

In certain limited cases, activities giving rise to a potential “related person” conflict of interest may be permitted if the Board of Directors or a Committee of the Board determines, in its reasonable judgment, that such potential conflict of interest is not likely to be harmful to the best interests of us and our stockholders. No such activities were approved by the Board of Directors or a Committee of the Board during 2010.

Our Code of Business Conduct and Ethics also prohibits any employee or director from taking for themselves personally (including for the benefit of family members or friends) business opportunities that are discovered through the use of our property, information or position without the consent of the Board of Directors or a Committee of the Board. No employee or director may use corporate property, information or position for improper personal gain, and may not compete with us, directly or indirectly.

Our Code of Business Conduct and Ethics may be reviewed on the Corporate Governance section of our website at (www.fmctechnologies.com) under the heading “Investors > Corporate Governance”. A waiver may only be made by the Board of Directors, or a committee appointed by the Board, and will be promptly disclosed to the extent required by law, including the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange.

In addition to the foregoing ethics policy, the Nominating and Governance Committee periodically reviews all commercial business relationships that exist between us and companies with which our directors are affiliated in order to determine if non-management members of the Board are independent under the rules of the New York Stock Exchange.

Security Ownership of FMC Technologies Management and Holders of More Than Five Percent of Outstanding Shares of Common Stock

The following table shows, as of February 28, 2011, the number of shares of Common Stock beneficially owned by each of our directors, each of our named executive officers whose compensation is reported in the Summary Compensation Table below, and all directors and executive officers as a group. No director or executive officer named in the Summary Compensation Table beneficially owns more than one percent of the Common Stock, as designated in the Percent of Class column, in the table below.

Name	Beneficial Ownership on February 28, 2011	Percent of Class(1)
	Common Stock of FMC Technologies
Mike R. Bowlin(2)	91,529	0.08%
Philip J. Burguieres(2)	36,277	0.03%
Eleazar de Carvalho(2)	0	0.00%
C. Maury Devine(2)	23,381	0.02%
Dr. Thorleif Enger(2)	7,969	0.01%
Claire S. Farley(2)	7,969	0.01%
John T. Gremp(3)	90,690	0.08%
Tore Halvorsen(3)	92,507	0.08%
Thomas M. Hamilton(2)(4)	77,501	0.06%
Peter D. Kinnear(3)	163,616	0.14%
Edward J. Mooney(2)	54,891	0.05%
Joseph H. Netherland(2)	89,841	0.07%
Richard A. Pattarozzi(2)	44,908	0.04%
Robert L. Potter(3)	54,402	0.05%
James M. Ringler(2)	63,029	0.05%
William H. Schumann, III(3)	59,838	0.05%
All directors and executive officers as a group (22 persons)(2)(3)	1,112,835	0.93%

(1)	Percentages are calculated on 120,142,044 shares of FMC Technologies, Inc. Common Stock, which represents the number of shares outstanding on February 28, 2011.
(2)	Includes shares owned by the individual and shares subject to options granted and restricted stock units credited to individual accounts of non-employee directors under the Incentive Compensation and Stock Plan (see “Information about the Board of Directors-Director Compensation”). As of February 28, 2011, the number of shares subject to options granted and restricted stock units credited to non-employee directors under the Incentive Compensation and Stock Plan were as follows: Mr. Bowlin 63,029; Mr. Burguieres 14,277; Mr. de Carvalho 0; Ms. Devine 23,381; Dr. Enger 7,969; Ms. Farley 7,969; Mr. Hamilton 65,501; Mr. Mooney 54,891, Mr. Netherland 8,638; Mr. Pattarozzi 44,908; and Mr. Ringler 63,029. These directors have no power to vote or dispose of shares underlying the restricted stock units until they are distributed upon the cessation of their service on the Board of Directors. Until such distribution, these directors have an unsecured claim against us for such units.
(3)	Includes: (i) shares owned by the individual; (ii) shares held by the FMC Technologies, Inc. Savings and Investment Plan (the “Qualified Savings Plan”) for the account of the individual and the FMC Technologies, Inc. Non-Qualified Savings and Investment Plan (the “Non-Qualified Savings Plan”) for the benefit of the individual; and (iii) shares subject to options that are exercisable within 60 days of February 28, 2011 and restricted stock shares that will vest within 60 days of February 28, 2011. The shares included in item (iii), in the aggregate, amount to 0 shares for Mr. Kinnear; 26,114 shares for Mr. Gremp; 0 shares for Mr. Schumann; 0 shares for Mr. Potter; 31,042 shares for Mr. Halvorsen; and 415,748 shares for all directors and executive officers as a group.
(4)	Includes 12,000 shares held by the Tom and Carolyn Hamilton Family Foundation of which Mr. Hamilton is a director and an officer and shares voting and investment power with Mrs. Hamilton.

The table below lists the persons known by us to beneficially own, pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, more than five percent of FMC Technologies Common Stock as of February 28, 2011:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)

T. Rowe Price Associates, Inc. 100 E. Pratt Baltimore, Maryland 21202	14,035,123 shares	(2)	11.68%

Capital World Investors 333 South Hope Street Los Angeles, California 90071	12,345,773 shares	(3)	10.28%

Sands Capital Management, LLC 1101 Wilson Blvd. Suite 2300 Arlington, VA 22209	8,631,843 shares	(4)	7.18%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	6,284,584 shares	(5)	5.23%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	6,095,208 shares	(6)	5.07%

(1)	The calculation of percentage of ownership of each listed beneficial owner is based on 120,142,044 shares of FMC Technologies, Inc. Common Stock, which represents the number of shares outstanding on February 28, 2011.
(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011. These securities are owned by various individual and Institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as an investment advisor with the power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2011. The Schedule 13G reports that Capital World Investors has sole voting power with respect to no shares and sole dispositive power with respect to 12,345,773 shares. Capital World Investors, a division of Capital Research and Management Company (CRMC) is deemed to be the beneficial owner of FMC Technologies, Inc. securities as a result of CRMC acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. The shares reported on the Schedule 13G are owned by accounts under the discretionary investment management of Capital World Investors.
(4)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2009. The Schedule 13G reports that securities reported on the 13G are beneficially owned by clients of Sands Capital Management, LLC and Sands Capital has sole voting power with respect of 5,886,429 shares and sole dispositive power with respect to 8,631,843 shares.
(5)	Based on a Schedule 13G filed with the Securities and Exchange Commission on January 21, 2011. The Schedule 13G reports that BlackRock, Inc. has sole voting power and sole dispositive power with respect to 6,284,584 shares.
(6)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2011. The Schedule 13G reports that The Vanguard Group, Inc. has sole voting power with respect to 152,075 shares, sole dispositive power with respect to 5,943,133 shares, and shared power to dispose of 152,075 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 152,075 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

Executive Compensation

Compensation Discussion and Analysis

This section explains the Company’s executive compensation program as it relates to the following “named executive officers” whose compensation information is presented in the tables following this discussion in accordance with SEC rules:

Peter D. Kinnear	Chairman (and Chief Executive Officer during 2010)
John T. Gremp.	President and Chief Operating Officer (Chief Executive Officer as of March 1, 2011)
William H. Schumann, III	Executive Vice President and Chief Financial Officer
Robert L. Potter	Executive Vice President
Tore Halvorsen	Senior Vice President

Executive Summary

The Company’s goal for its executive compensation program is to attract, motivate and retain an exceptionally talented team of executives who deliver superior operational performance and provide leadership for the Company’s success in delivering technological innovation in a dynamic and competitive market. The Company seeks to accomplish this goal in a way that both rewards performance and enhances stockholder long-term value. The Compensation Committee oversees our executive compensation program and determines the compensation for the Company’s executive officers. The Company believes the compensation program for the named executive officers was instrumental in helping the Company achieve strong financial performance in 2010.

In 2010, the Company’s revenue was $4.1 billion. Net income grew to $375.5 million in 2010, an increase of 3.8% over the prior year. The Company’s full year earnings per share were at an all-time high, resulting in the eighth consecutive year of earnings growth. The Company’s total shareholder return over the prior 1-year, 3-year and 5-year periods was 53.7%, 65.2% and 336.5%, respectively.

Compensation for the named executive officers consists of three elements designed to reward performance in a straightforward manner: long-term equity awards, annual non-equity incentive awards and base salaries. Long-term equity awards consist of performance-based and time-based equity awards. These equity awards provide incentives for our executives to both remain employed by the Company as well as to create and maintain value for shareholders since the value of such awards depends on the executive’s continued employment and the value of the Company’s stock on the vesting date. The annual non-equity incentive program provides incentives for executives to help achieve the Company’s annual financial and operational goals. These components of the program are directly linked to the principle that executive compensation should be based on performance.

The Company’s executive compensation program is also intended to promote and retain stability within the executive team. Each named executive officer has been an employee of the Company for at least 30 years. Because the Company’s executive officers operate as a team, the Compensation Committee’s decisions on executive compensation in 2010 were also driven by considerations of internal pay equity as to the named executive officers.

In general, awards to our named executive officers have consisted of the same three elements since 2001. As a result, the compensation elements reported for each named executive officer in the Summary Compensation Table below will be comparatively similar each year. The actual compensation paid each year may vary based on individual and Company performance. In light of this fact, the Company believes the compensation of the named executive officers in the Summary Compensation Table should be viewed on a triennial basis in order to assess the relative mixture of each officer’s equity and cash compensation.

We believe our executive compensation program is simple in design and serves the Company and its shareholders well. None of the named executive officers has any type of individual employment agreement with the Company nor does the Company provide excessive perquisites or change in control benefits to these officers.

General Principles

FMC Technologies, Inc. has a peer-based executive compensation program that includes variable performance elements. Our executive management compensation program is designed (a) to motivate our officers and other key employees to achieve short-term and long-term corporate goals that should enhance stockholder value, and (b) to attract and retain exceptionally talented individuals who deliver superior operational performance in our businesses and create an environment that fosters the technological innovation we believe is necessary for continued growth of our revenue, earnings and shareholder returns.

Our compensation philosophy links an executive’s total earnings opportunity with our short-term and long-term goals and objectives through the achievement of financial targets established and measured objectively by the Compensation Committee of our Board of Directors, and to a lesser extent, the executive’s performance against specific individual objectives.

Our ability to develop and retain successful executive managers for long periods of employment has provided us with stability and prolific industry experience. Low turnover at the executive management level provides continuity and minimizes the disruption that management change can cause. We believe this continuity has contributed to our successful growth and helped us avoid costs associated with recruiting experienced management talent outside of our Company.

The core principles underlying our executive compensation philosophy are as follows:

•

Executive compensation is structured to be competitive and to provide appropriate retention incentives in order to attract, motivate and retain qualified managerial talent over the long term. The potential compensation for executives is targeted at median levels paid at comparable peer companies who would likely compete for our executive talent;

•

Executives are compensated for their contributions to the Company’s results. A significant portion of our executive non-equity compensation is performance-based and considered short-term since it is based on annual performance. A portion of an executive’s compensation is directly linked to his achievement of specific corporate and individual results that we believe create both short-term and long-term shareholder value; and

•

Executive compensation provides motivation to attain long-term objectives and to increase shareholder value. Equity compensation represents a significant portion of executive total compensation. We believe at-risk equity compensation such as time-based and performance-based restricted stock grants, together with stock ownership and retention guidelines, align executive and shareholder interests and provide proper motivation for enhancing both short-term and long-term shareholder value.

Long-Tenured Management Team and Internal Development

Our named executive officers are individuals who have devoted most of their professional careers to FMC Technologies and our predecessor. With tenure averaging more than 30 years, our executive management team has a long-term personal and financial interest in our success. We are strong advocates of promoting from within and developing our own talent. Internal talent development and promotion from within our company is a central element of our philosophy.

We believe that a critical element of our business success is our ability to develop and retain executive management talent. Our executive officers do not have individual employment contracts and serve at the discretion of the Board of Directors.

Establishing Competitive Pay Levels

The Compensation Committee annually reviews all elements of compensation for our officers, including base pay, non-equity incentive compensation and long-term equity incentives. These elements are reviewed relative to the practices of our peer group and our own financial performance to ensure our total compensation program design is consistent with our compensation philosophies and that overall compensation is within appropriate parameters.

The Compensation Committee approves every compensation action for executive officers, including grants of equity awards. In determining compensation levels for our executive officers, the Compensation Committee reviews compensation survey data supplied by Meridian Compensation Partner LLC (“Meridian”), the independent consultant retained by the Compensation Committee at the time of the survey in 2010. The companies in the Meridian survey were selected by our management and approved by the Compensation Committee for peer group comparison. The list of peer group companies is reviewed on an annual basis by the Compensation Committee to ensure continuing relevancy.

The Compensation Committee also reviews the specific corporate goals and objectives relevant to the compensation of the Chief Executive Officer, and evaluates the Chief Executive Officer’s performance in light of those goals and objectives. Based on the Compensation Committee’s annual review and evaluation for 2010, the Committee determined and approved the Chief Executive Officer’s total compensation level, including salary range, base pay, non-equity incentive compensation and long-term incentive awards.

For 2010, our peer group includes the 25 industrial companies listed below. Nine of the 25 companies in our peer group are oilfield service and equipment companies that would likely compete with us for executive talent. This subset of oilfield services and equipment companies also are likely to compete with us for customers, suppliers, and ultimately, investors. For these reasons, we believe that the financial performance of this group is most relevant as a comparison point for measuring our own financial performance. The broader group of 25 companies is used to benchmark other senior management positions. For 2010, the Committee made changes to the peer group from 2009. Global Industries, Ltd. was removed from the peer group since it was no longer a good match due to market capitalization comparison and McDermott International, Inc. was added as an oilfield service and equipment peer after the spin-off of its Babcock & Wilcox business unit. Finally, because they were acquired, BJ Services Company and Smith International, Inc. were removed from the peer group.

In considering companies to be included in the peer group, the Compensation Committee reviewed revenues and market capitalization of each company, as well as available data, to determine whether it would be appropriate to include the company in the peer group. The nine oilfield service and equipment companies are marked with an asterisk (*).

Baker Hughes Incorporated*	Lennox International Inc.
BorgWarner Inc.	McDermott International, Inc.*
Cameron International Corporation*	National Oilwell Varco, Inc.*
Chicago Bridge & Iron Company N.V.	Noble Corporation*
Cooper Industries PLC	Oceaneering International, Inc.*
Cummins Inc.	Stanley Black & Decker, Inc.
Dover Corporation	Tidewater Inc.*
Eaton Corporation	The Timkin Company
Federal-Mogul Corporation	URS Corporation
Flowserve Corporation	Weatherford International Ltd.*
Foster Wheeler AG	The Williams Companies, Inc.
Halliburton Company*	Worthington Industries, Inc.
Ingersoll-Rand Co. PLC

Although the companies included in the survey may vary in revenue size and market capitalization, the survey utilizes regression analysis to develop size-adjusted market values for each element of compensation. Additionally, for equity-based compensation, Meridian uses Black-Scholes based option models to value stock options and other economic pricing models for other equity-based compensation. Using the survey market data provided by Meridian, the Compensation Committee reviewed the appropriateness of each executive officer’s base pay, annual non-equity incentive bonus, and annual equity award. The Compensation Committee allocates total annual compensation to our executives among the various elements of short-term cash (base pay and annual non-equity incentive compensation) and long-term (equity awards) compensation to approximate the market allocation identified in the survey results.

For 2010, Meridian’s compensation survey indicated that 19 percent of target total compensation for named executive officers was base pay, 16 percent was annual non-equity incentive compensation, and 65 percent was allocated to long-term incentives among the surveyed companies. This compares to the Company’s target compensation mix as shown in the chart below. The actual compensation of our named executive officers in 2010 was 20 percent base pay, 22 percent annual non-equity incentive compensation and 58 percent long-term equity compensation which is allocated between time-based and performance-based restricted shares. Our actual allocation of total compensation differed somewhat from that of the target due to strong financial performance in 2010, resulting in a higher non-equity incentive component.

When making compensation comparisons between our named executive officers and the market data, we use the nine oilfield service and equipment companies as the appropriate comparator group. For each of our named executive officers, the Compensation Committee compared each element of the executive’s compensation, as well as the executive’s total compensation, to his counterpart at the nine oilfield service and equipment companies that make up the peer group. The Compensation Committee also evaluated the ratio of our Chief Executive Officer’s compensation to the compensation of each of our other named executive officers in comparison to these ratios in the peer group.

The Compensation Committee uses tally sheets for our named executive officers in order to bring together, in one place, all of the elements of actual as well as potential future compensation. The tally sheets provide our Compensation Committee with the information necessary to evaluate the total compensation of a named executive officer. The tally sheets present the dollar amount of each component of the named executive officer’s compensation, including cash compensation, accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation. With regard to performance scenarios, the tally sheets demonstrate the amounts of compensation that would be payable under minimum, target and maximum payouts under our cash and equity incentive compensation plans.

Allocation of Pay Between Short and Long-Term Compensation

Our compensation programs are intended to provide incentives to our executive officers to achieve short-term and long-term operating goals as well as strategic objectives. Certain elements of our compensation programs are weighted toward long-term incentives in the form of equity compensation with a three year vesting requirement and a variable performance-based component. Although these equity compensation incentives deliver a competitive economic value on the date of grant, their ultimate value to an executive will depend upon the market value of the equity after the end of the vesting and retention period. That value will be largely dependent upon our long-term performance as well as general market dynamics.

Short-Term Compensation

The annual cash pay elements that our executive officers receive include a base pay and an opportunity to earn annual non-equity incentive compensation. We target our executive base pay and annual non-equity incentive compensation opportunities at the median level of our comparison group of peer companies on a size-adjusted basis.

•        Cash Compensation — Base Pay

Base pay compensates our employees for services provided during the year and is the fixed element of an executive’s annual compensation. The Company’s goal is to target base salaries for our named executive officer’s at approximately the size-adjusted 50th percentile of the nine peer group companies. Variations may result from the Committee’s and management’s consideration of such factors as job performance, time in position, prior experience and business conditions. We use the annual survey to review median base pay values for comparable employees to set the base pay midpoint for each salary grade within our compensation program. Each salary grade range sets minimum pay at 75 percent of the midpoint and maximum pay at 125 percent of the midpoint. The range is delineated into performance sections such that an individual’s base pay should be at the point in the range corresponding to his or her current level of performance.

A performance rating for each executive officer is established based on an assessment of the executive’s performance of his primary responsibilities. In addition to establishing a performance rating, the Committee may also evaluate market movement of salaries in our peer group. A base pay change, or merit increase, for an executive officer, other than the Chief Executive Officer, is both recommended by the Chief Executive Officer and approved by the Compensation Committee. Merit increase guidelines are established annually for all employees by the Compensation Committee, based on annual market surveys. In 2010, our merit increase pool was 3.3 percent. The Compensation Committee approves the individual increases of all officers of the Company. In 2010, the average merit increase for all officers did not exceed 3.3 percent.

•        Cash Compensation — Annual Non-Equity Incentive Compensation

Our annual non-equity incentive compensation plan is a variable cash-based incentive plan designed to focus management on performance factors important to the continued success of their business units and in our overall performance in a particular year. In 2010, our annual non-equity incentive target bonus percentages for our named executive officers ranged from 65 percent to 110 percent of base pay, the highest percentage being assigned to our Chief Executive Officer. The annual non-equity incentive compensation is weighted primarily toward business performance (70 percent), which we refer to as the Business Performance Incentive or “BPI” component, and secondarily to individual performance (30 percent), which we refer to as the Annual Performance Incentive, or “API” component.

The BPI Component:

The Compensation Committee annually establishes BPI targets and reviews the performance measures to be used for our annual non-equity incentive program annually at its February meeting. In 2010, the three equally weighted measures used by the Compensation Committee were based upon the combined results of the Company and included the following components:

•

Net Contribution: measured for performance purposes as net income plus after tax interest expense minus a 10.5 percent charge for capital, thus encouraging our executives to grow the business while efficiently using capital; and

•	EBIT Growth: measured as annual growth in earnings before interest and taxes; and

•	EBIT Percentage of Sales: measured as EBIT generated from each dollar of sales.

All of these measures, which are reviewed and approved by our Compensation Committee on an annual basis, are adjusted for the cumulative effect of changes in accounting principles, significant acquisitions and divestitures and foreign exchange movements versus the assumptions of those movements at the time the targets were set.

A range of results for these measures are established along a 0.0 to 3.0 multiple continuum. For instance, the Compensation Committee established one value for a targeted EBIT Growth at 1.0. If our actual EBIT Growth results are less than the target, the BPI multiple for that measure will fall between 0.0 and 1.0. If the Company’s EBIT Growth exceeds the target, the BPI multiple would fall between 1.0 and 3.0. The resulting BPI multiple of the three equally-weighted measures is then multiplied by the individual executive officer’s non-equity incentive compensation percentage to determine non-equity incentive compensation payout to that executive. At its December 2010 meeting, the

Compensation Committee reviewed incentive compensation practices among the Company’s oilfield service and equipment peers and consequently reduced the maximum achievable BPI multiple to 2.0 for the 2011 incentive plan.

For 2010, in order to achieve the 3.0 performance in each measure, Net Contribution must be improved by 48 percent over target, the EBIT Growth must increase 25 percent above the target and EBIT Percentage of sales must increase 15 percent above target. All of our named executive officers were given a corporate BPI target which was based on the consolidated results of the Company on the three measures.

Our actual 2010 performance exceeded all three of the targets:

Performance Measure	Weighting	% Above (Below) Target	Rating
Net Contribution	1/3	33%	2.39
EBIT Growth	1/3	17%	2.38
EBIT Percentage of Sales	1/3	15%	2.95

Average BPI			2.57

Our performance resulted in an achievement of a multiple of target based on the scale established at the beginning of the year and the Company’s performance relative to the targets established.

The API Component:

A review of the named executive officers’ objective performance is conducted to determine the API component of the non-equity incentive compensation. Each executive officer’s performance against objectives, established in the beginning of the year, is evaluated annually by the Compensation Committee with input from the Chief Executive Officer. The API of the Chief Executive Officer is set by the Compensation Committee without the Chief Executive Officer being present in the Compensation Committee session. These performance objectives vary depending on the roles and responsibilities of the particular executive and may, in part, be subjective. These individual objectives may include, as examples, goals for acquisitions or divestitures, safety performance, achieving recruiting targets, building management depth, technology innovations and improving market positions through profitable growth and new product introductions.

The API rating is based on the achievement by a named executive officer of both quantifiable performance objectives as well as other, more subjective objectives. If a named executive officer failed to achieve all of his objectives, the API multiple would likely be 0.00. If the executive met some, but not all of the objectives, the API multiple would fall between the range of 0.00 to 2.0 depending upon the number of objectives accomplished, their relative importance and difficulty and the factors that may have prevented achievement of certain objectives. An executive achieving all objectives could potentially receive an API of 2.0, although this would be unusual due to our efforts to establish stretch objectives that may be extremely difficult to achieve. For 2010, our named executive officers received API ratings ranging from 1.25 to 1.70 for the year, with an average rating of 1.35. For 2009, the same group of named executive officers received API ratings ranging from 1.20 to 1.25 for the year, with an average rating of 1.23.

Assuming a named executive officer has a base pay of $500,000, a 65 percent target bonus, a BPI rating of 2.57 and an API rating of 1.25, the executive’s annual non-equity incentive compensation payment would be calculated in the following manner:

BPI: $500,000 x .70 (BPI weighting) x .65 (target bonus) x 2.57 (corporate BPI achievement)	$584,675
API: $500,000 x .30 (API weighting) x .65 (target bonus) x 1.25 (individual API rating)	121,875

Total Non-Equity Incentive Compensation	$706,550

The following describes certain 2010 API objectives of our named executive officers which were evaluated to determine, in part, their performance for purposes of calculating their API measure.

Certain API objectives that we consider commercially sensitive and believe will provide proprietary data to our competitors and could cause us competitive harm have been omitted.

Named Executive Officers

Peter D. Kinnear – Chairman

Mr. Kinnear’s objectives for 2010 were substantially met in all areas. Earnings per share from continuing operations increased 6.3 percent over the prior year. Mr. Kinnear led the Company’s growth strategy through the successful integration of recent acquisitions; improved relationships with key customers; and made significant progress on the Company’s subsea processing and Light Well Intervention strategy. Outstanding CEO succession planning by Mr. Kinnear assured the smooth executive transition recently announced. Mr. Kinnear directed successful cash repatriation at a minimal incremental tax cost. Another year of outstanding safety performance resulted in the lowest recordable incident rate in the Company’s history.

John Gremp – President and Chief Executive Officer

Mr. Gremp’s 2010 performance objectives were focused on improving operations execution and achieving growth targets. Operational execution included improved safety performance, continued leadership and successful implementation of the Company’s global quality initiative, and significant improvement in supply chain management and on-time delivery. Mr. Gremp successfully maintained the Company’s subsea market leadership position through securing key awards and expanding our partnerships with key customers. Continued focus on global quality and cost reduction, engineering standardization and improved on-time delivery performance led to increased margin performance in both our Energy Production and Energy Processing segments. Mr. Gremp led establishment of global technology centers including a new Brazil facility.

William H. Schumann III – Executive Vice President and Chief Financial Officer

Mr. Schumann’s objectives for 2010 were focused on improving the leadership depth in the finance organization and implementing the Enterprise Risk Management program. He worked closely with the Board in assuring that risk management principles are applied across the organization and are coordinated across organizational levels and functional lines. Mr. Schumann improved the effectiveness of the finance organization through key hires, developing a mentoring program and assuring the entire organization received proper training on developing requirements. He also was instrumental in a favorable resolution of an IRS tax appeal.

Robert L. Potter – Executive Vice President

Mr. Potter’s 2010 objectives were focused on the leadership of the Surface Wellhead and Energy Processing businesses as the market recovered during the year. In April, Mr. Potter was given additional responsibilities for the subsea business. Mr. Potter was responsible for improving the leadership ranks of the Global Surface Wellhead organization through the successful recruiting and positioning of key managers. He continued as a primary sponsor of the Company’s global quality initiative and has secured the Company’s leadership position through implementation of the strategic manufacturing plan. Throughout the year, Mr. Potter maintained organizational focus on time delivery and the successful pursuit of cost reductions.

Tore Halvorsen – Senior Vice President

Mr. Halvorsen’s 2010 objectives were focused on continued improvement in project execution, improved quality performance and sustained growth. There was significant improvement in supply chain management and on-time delivery. The subsea business achieved record inbound during the year and improved long-term prospects through improving strategic business relationships with key subsea operators. Mr. Halvorsen continued to improve the execution of the global subsea organization which resulted in cost reductions, improved customer satisfaction and global alignment to support our growth plans.

•        Perquisites

We provide limited perquisites to our executive officers in order to facilitate the performance of their managerial and external marketing roles and to ensure a competitive total compensation package. The perquisites we provide to our executives include financial counseling, tax preparation, personal use of company vehicles, dining club memberships and country club memberships, executive physicals and other minor expenses associated with their business responsibilities. Our executives’ use of company vehicles and dining and country club membership benefits is primarily for business-

related travel and entertainment. We require our executives to report personal use of company vehicles and club memberships. We also pay certain travel expenses such as air fare and meals for spouses of our executive officers when they accompany their spouses and when such expenses are considered to be related to the business travel purpose. If a named executive officer’s perquisites exceed $10,000 in cost to us, the total amount of the perquisites provided by us to that named executive officer is included in the “All Other Compensation” column of the Summary Compensation Table in this Proxy Statement and the nature of those perquisites are described in a footnote to the table. With the exception of Mr. Schumann’s commuting expenses to Houston, including his Houston apartment, we do not gross up for the taxes due on the value of perquisites deemed to be personal. Effective January 1, 2011, Mr. Schumann’s commuting and Houston apartment expenses will no longer be grossed up for personal income taxes.

Long-Term Compensation

•        Equity Compensation

The long-term component of our executive compensation consists of equity awards, which provide our executive officers the opportunity to benefit if our stock price appreciates over the long-term. We use the Meridian survey data noted previously to establish a value for the equity compensation granted to each of our executive officers. To determine the appropriate amount of equity-based compensation awards for our executive officers, we determine the size-adjusted median value of comparable equity compensation awards issued by the peer group of companies surveyed by Meridian to each named executive officers’ peers with the surveyed companies along with other evaluation of the executive.

We currently use restricted stock unit awards. We have not issued stock options to our executive officers since 2004. The stock options issued in connection with our initial public offering were issued at the public offering price. At the time of our separation from our former parent, FMC Corporation, existing FMC Corporation stock options held by employees of FMC Corporation who became employees of FMC Technologies were converted to FMC Technologies stock options, and the number of shares exercisable under each such converted option and exercise price were adjusted to provide the holder with an equivalent market value before and after the conversion.

For 2010, the grant size of restricted stock for each of our named executive officers is set by dividing the size-adjusted median value for that officer by the face value of our stock on the date of grant to determine shares that equate to the economic value delivered to each named executive officer. A discount to reflect the risk of performance was used only for the two-thirds portion of the performance-based awards.

Although our incentive compensation program permits the Compensation Committee to approve equity compensation awards to our executive officers in a variety of forms, only stock options and restricted stock unit grants with both time-based and performance-based elements have been awarded since our initial public offering in 2001. We believe the combination of time-based and performance-based incentives provides performance incentives consistent with our shareholders’ interests and serves as an effective retention vehicle for our named executive officers.

Our equity awards normally have vesting periods of three years. The grant date of the annual equity awards is the date of the annual Compensation Committee meeting in February. As long as an executive remains employed through the age of 62, any unvested equity awards remain outstanding after retirement and vest on the originally scheduled vesting date. Executives will forfeit unvested awards if they retire prior to age 62. Awards vest immediately in the event of death, disability (as defined in our Amended and Restated Incentive Compensation and Stock Plan) or a qualifying change in control.

By providing our executive officers with compensation in the form of equity awards, we ensure that a significant portion of total compensation remains at risk and is tied to the creation of stockholder value.

Since the end of 2001, our share price compounded annual growth rate has averaged 31 percent. The market value of vested and unvested restricted stock awards shown in the “Outstanding Equity Awards at Fiscal Year-End Table” and the realized value of exercised options and restricted stock unit awards shown in the “Option Exercises and Stock Vested Table” demonstrate both the potential and realized value of equity awards we have issued to our named executive officers and the alignment of our executive officers personal financial interests with those of our shareholders.

•        Time-Based Restricted Stock Awards

We issue grants of time-based restricted stock units to our executive officers and other key employees under our Incentive Compensation and Stock Plan. All restricted stock awards granted to our executive officers require an additional three years of service by the executive before the restricted stock vests and the executive receives ownership and voting rights. We utilize vesting periods as a retention incentive.

•        Performance-Based Restricted Stock Awards

In 2010, based on the comparison to our peer group allocation of performance-based compensation, the Compensation Committee determined that two-thirds of the economic value of the restricted stock awarded to our officers and three other senior managers be based on meeting certain performance criteria. Our performance-based equity compensation links the award of restricted stock to the achievement of performance targets relative to the performance of our peers. In 2010, the peer group used to determine our achievements, relative to our peers, for performance-based restricted stock awards consisted of nine oilfield service and equipment companies. In 2010, we compared our performance with the following companies:

Baker Hughes Incorporated (BHI)

Cameron International Corporation (CAM)

Global Industries, Ltd. (GLBL)

Halliburton Company (HAL)

National Oilwell Varco, Inc. (NOV)

Noble Corporation (NE)

Oceaneering International, Inc. (OII)

Tidewater Inc. (TDW)

Weatherford International Ltd. (WFT)

For 2011, Global Industries, Ltd. will be removed from this peer group since it is no longer a good match due to market capitalization comparison and McDermott International, Inc. will be added.

The linking of our executive’s performance-based awards to the Company’s achievement of performance targets relative to the performance of the above listed oilfield service and equipment companies puts a meaningful portion of our named executive’s targeted equity award at risk. The percentage of the total performance-based restricted stock award an executive officer will ultimately receive will be determined at the end of the one-year measurement period and will be dependent upon our performance relative to this peer group of companies with respect to the following three measures for that period:

•	EBITDA Growth is measured as annual growth in earnings before interest and taxes, excluding depreciation and amortization;

•

Return on Investment (“ROI”) is both a measure of profitability, equal to annual net income divided by equity plus long-term debt, as well as how effectively the firm uses its capital to generate profit;

•	Total Shareholder Return (“TSR”) is measured as the total returns that an investor receives based on the volume-weighted average price and the reinvestment of dividends issued.

The performance results of these three measures for the 9 peer group companies are publicly available and provide us with externally available reference against which our performance is measured.

The amount of the performance-based restricted stock unit award earned by our executive officers can vary between 0 and 200 percent of the performance-based award amount granted. This is determined by our full-year performance of the three defined measures relative to the performance of our peer group companies.

Each of the three performance measures are weighted equally in the compilation of the award. EBITDA Growth and ROI are measures for performance-based awards and TSR is a measure for market-based performance awards. A determination of below average, average or above-average performance is made based on actual full-year results. The following table illustrates the percentage of the target award which can be earned for each of the three measures for 2010 based on our performance relative to that of our peers.

Performance Measure	Weighting	Below Average (0% of Target Grant)	Average (100% of Target Grant)	Above Average (200% of Target Grant)
EBITDA Growth	1/3	0%	33%	67%
Return on Investment (ROI)	1/3	0%	33%	67%
Total Shareholder Return (TSR)	1/3	0%	33%	67%

For below-average performance against any of the three performance measures, an executive officer receives 0 percent of the one-third portion of the grant tied to such performance measures; for average performance, 100 percent of one-third of the grant; and for above-average performance, an executive would receive 200 percent of one-third of the grant. The one exception to this is our Compensation Committee’s decision to have a zero payout for TSR if this measure is not positive regardless of the Company’s performance relative to our peers. This action supports one of the underlying compensation philosophies of our named executive officers to incent achievement of long-term objectives that increase shareholder value.

We define our performance for each of the three performance measures as follows:

Above Average - Our performance exceeds the performance of the midpoint between the third and fourth ranked peer companies;

Average - Our performance is between the midpoint of the third and fourth ranked peer companies and the midpoint between the sixth and seventh ranked peer companies;

Below Average - Our performance is below the midpoint between the sixth and seventh ranked peer companies.

In 2010, we ranked above average for ROI and TSR measures. We ranked average for EBITDA Growth. As a result of our strong financial performance relative to our peer group for 2010, our named executive officers will receive 167 percent of the performance-based portion of the restricted stock grants awarded on February 25, 2010 and these awards will vest on January 2, 2013. The final performance-based restricted stock unit award each named executive officer received for 2010 are included in columns (g) and (h) of the “Outstanding Equity Awards at Fiscal Year-End Table” below.

The vesting period for performance-based restricted stock awards is the same as the vesting period for time-based restricted stock awards, which is three years from the grant date, meaning that although the performance period considered is one year, the awards do not vest for three years from the date of grant. None of our executive officers have the ability to adjust the performance measures approved by the Compensation Committee or to waive any conditions established for the performance-based awards once established by the Compensation Committee.

These three performance measures, EBITDA Growth, Return on Investment (ROI) and Total Shareholder Return (TSR), against which this compensation element is measured, meet the requirements of Section 162(m) of the Internal Revenue Code and thus allow for the Company to treat these restricted stock unit grants as qualified “performance-based” compensation allowing requisite deductibility for federal income tax purposes.

“Claw back” Provision

Our Incentive Compensation and Stock Plan gives our Compensation Committee the discretion to “claw back” and cancel previously earned performance-based compensation. In the event our financial statements are restated as a result of errors, omissions or fraud, our Compensation Committee may, in good faith and to the extent an award exceeds what would otherwise have been awarded based on the restated financial results: (a) cancel any outstanding award granted, in whole or in part, whether or not vested or deferred, to officers of the Company who are identified as being subject to Section 16 of the Securities and Exchange Act of 1934 (Section 16 Officers); and (b) if such restatement occurs after the exercise or payment of an award, require the Section 16 Officers to repay to the Company any gain realized or payment received upon the exercise or payment of the award valued as of the date of exercise or payment. The Securities and Exchange Commission is expected to publish final rules on claw back requirements for registered companies. We will make appropriate revisions to our claw back language as needed in order to be in compliance with these new rules.

Stock Ownership and Retention Requirements

The Compensation Committee established executive officer stock ownership guidelines in order to ensure a continuing alignment of executive and shareholder interests. Under these guidelines, an executive officer is required to retain ownership of shares in an amount equal in value to a multiple of the individual’s midpoint of salary grade and target annual non-equity incentive bonus. Qualifying awards include directly-held stock, restricted stock awards not subject to performance, shares held in the Qualified Savings Plan, shares held in the Non-Qualified Savings Plan, and 50 percent of the shares underlying options.

Upon becoming a Section 16 officer, an executive has five years to satisfy a new or increased retention multiple, pro-rated 20 percent each year. The multiple for each of the named executive officers is provided in the following table. Each named executive officer satisfied the ownership guidelines applicable to him in 2010.

Named Executive Officer	Multiple of Base Pay and Target Non-Equity Incentive Bonus (2010)
Peter D. Kinnear	5.0
John T. Gremp	4.5
William H. Schumann, III	4.5
Robert L. Potter	4.0
Tore Halvorsen	4.0

Additional stock retention guidelines adopted by our Compensation Committee require our executive officers to retain, for a period of at least one year after vesting date, at least one-half of the net after-tax shares for restricted stock and stock option awards vesting after January 1, 2007. The purpose of this additional policy is to impose a holding period during which our executives must retain ownership of a significant portion of vested equity compensation awards. We believe that the combination of the stock ownership guidelines and the stock retention rules focus our executives on our long-term value by aligning their interests with the long-term interest of other stockholders.

Compliance with these guidelines is evaluated based on ownership as of February 28, 2011. All executive officers met their ownership requirements.

Insider Trading and Speculation in Company Stock

The Company has established policies which prohibit our officers, directors and certain employees from purchasing or selling FMC Technologies securities while in possession of material, nonpublic information or otherwise using such information in any manner that would violate applicable laws and regulations.

To align the economic risk of ownership of management and shareholders, our ownership guidelines also prohibit all officers and their immediate family from directly or indirectly speculating in the Company stock, including derivative transactions, short selling, the sale or purchase of options in Company stock and borrowing against Company stock.

Deductibility of Executive Compensation under Section 162(m) of the Internal Revenue Code

Section 162(m) of the U.S. Internal Revenue Code, as amended (the “IRC”), generally disallows a tax deduction to public corporations for non-performance-based compensation in excess of $1 million paid for any fiscal year to certain named executive officers. In 2008, our Shareholders approved the material terms of the performance goals related to certain awards under the Amended and Restated Incentive Compensation Plan, thus allowing the Company to treat two-thirds of the executive stock units based on achieving performance goals and 70% of the annual non-equity incentive as qualified “performance-based” compensation, thereby allowing the requisite deductibility for federal income tax purposes.

Defined Benefit Pension Plans

All of our named executive officers have significant accrued pension benefits under the pension plans as a result of their long tenure. We believe that these pension benefits are an important reason for the long-term retention of our management team. Our executive officers as well as all other employees have been credited under our Pension Plan for their years of service with FMC Corporation, our former parent company, prior to our spin-off as a separate company in 2001.

U.S. Defined Benefit Plan

A longer term element of compensation for our executive officers is our retirement programs. All of our U.S.-based executive officers with more than five years of service as of December 31, 2009 participate in the pension plan (the “U.S. Pension Plan”) that provides income replacement retirement benefits. We believe our pension plan design is an effective retention vehicle and that it has been a significant factor in the long tenure of our executive management team and, consequently, the depth of our management team’s experience with our businesses. The same benefit calculation formula is used for our executive officers as is used for all of our U.S.-non-bargaining unit employees. The U.S. Pension Plan is designed to provide retirement income to all of our current employees who meet the minimum service requirement of five years or who retire on or after age 65. The pension payment is based on “final average pay,” which is calculated for the period that includes the employee’s highest 60 consecutive months of pay in the final 120 months of service, and includes base pay and annual non-equity incentive bonus in the calculation. Eligible earnings under the provisions of the U.S. Pension Plan do not include the value of the equity grants (stock options or restricted stock unit awards), matching contributions to our U.S. Qualified Savings Plan, and/or deferrals or company contributions to our U.S. Non-Qualified Savings Plan or perquisites.

The U.S. Pension Plan is qualified under the United States Employment Retirement Income Security Act (“ERISA”). The U.S. Internal Revenue Service limits the amount of compensation on which retirement benefits can be earned and the amounts payable by a tax qualified defined benefit pension plan.

We also have a U.S. non-qualified defined benefit pension plan (the “U.S. Non-Qualified Pension Plan)” to provide the benefits based on earnings above the IRS limits as well as benefits based upon deferrals made to the U.S. Non-Qualified Savings Plan which are not permitted under the U.S. Pension Plan. All of our U.S.-based executive officers with more than five years of service as of December 31, 2009 participate in the U.S. Non-Qualified Pension Plan. The U.S. Non-Qualified Pension Plan uses the same pension benefit formula as the tax qualified U.S. Pension Plan. The benefits under this plan are our general obligations and are not protected by ERISA.

Effective January 1, 2010, the U.S. Pension Plan and the U.S. Non-Qualified Pension Plan are closed to new entrants and frozen for employees, including executive officers, with less than five years of vesting service as of December 31, 2009.

Norwegian Pension Program

Mr. Halvorsen is our only named executive officer who is not U.S.-based and he is covered under the Norwegian Pension Program (the “Norwegian Program”). The Norwegian Program is designed to provide employees based in Norway with targeted total pension payment of 65 percent of their final salary based on 30 years of service. For service less than 30 years, the payment is reduced proportionately. This benefit is offset by any state or government provided social security benefits. The salary included in the benefit calculation is limited to 12 times the National Insurance Base Amount, which was $12,488 (NOK 75,641). The amount in U.S. dollars is based on an average currency exchange rate at month-end over the full year.

In addition, a supplementary pension scheme was established in Norway, effective January 1, 2007, to provide benefits for salary in excess of 12 times the National Insurance Base Amount which is not covered under the Norwegian Program. This supplemental plan provides a pension payment of 49 percent of final salary exceeding 12 times the National Insurance Base Amount for 30 years of service beginning on or after January 1, 2007. For service less than 30 years, the pension payment is reduced proportionately.

Savings Plans

U.S. Savings Plan

All of our U.S.-based employees, including our executives, are eligible to participate in our tax-qualified savings and investment plan (the “U.S. Qualified Savings Plan”). This plan provides an opportunity for employees to save for retirement on both a pre-tax and after-tax basis. Employees exceeding the IRS compensation limit for highly compensated employees can contribute between 2 percent and 20 percent of base pay and eligible incentives through pre-tax and after-tax contributions up to the maximum amount prescribed by law and our limits, and employees not considered highly compensated under IRS regulations can contribute up to 75 percent of base pay and eligible incentives. For non-bargaining unit employees, we match 100 percent up to the first 5 percent of each employee’s contributions. Participants are 100% vested in their contributions and the employer matching contributions. For annual compensation that exceeds the maximum compensation limit required by the U.S. Internal Revenue Code for the Company’s U.S. Qualified Savings Plan, the Company contributes five percent of such excess to that employee’s non-qualified savings plan account discussed below.

In addition, effective January 1, 2010, a four percent non-elective contribution will be made for all eligible non-union employees hired or rehired on or after January 1, 2010, and current non-union participants with less than five years of vesting service as of December 31, 2009. Eligible participants will become vested in their non-elective contributions upon three years of service.

Our U.S.-based executives are eligible to participate in a pre-tax non-qualified defined contribution plan (the “U.S. Non-Qualified Savings Plan”), which provides our executives and other eligible employees with the opportunity to participate in a tax advantaged savings plan comparable to the U.S. Qualified Savings Plan. The investment options offered to participants in the Non-Qualified Savings Plan are similar to those offered in our U.S. Qualified Savings Plan. Participants may elect to defer up to 100 percent of their base pay or annual non-equity incentive bonus into the U.S. Non-Qualified Savings Plan. The Company contributes five percent of the employee’s contributions to the U.S. Non-Qualified Savings Plan. Participants are 100% vested in their contributions and the employer matching contributions. All vested funds must be distributed upon an employee’s termination or retirement from the Company. For those eligible participants in the U.S. Non-Qualified Savings Plan eligible to receive the non-elective contribution, the Company will contribute an additional four percent of the employee’s contributions to the U.S. Non-Qualified Savings Plan. In addition, for these eligible participants, the Company will contribute four percent of the annual compensation that exceeds the maximum compensation limit required by the U.S. Internal Revenue Code for the Company’s U.S. Qualified Savings Plan to the U.S. Non-Qualified Savings Plan.

International Savings Plan

Mr. Halvorsen is eligible to participate in a non-qualified defined contribution plan administered in the United Kingdom (the “International Savings Plan”). Participation in this plan is generally restricted to key employees with a salary grade of 20 or above and who are not subject to U.S. taxes, and not citizens of the U.S., Canada or the Cayman Islands. Exceptions to the salary grade for eligibility can be made by the Company. Participants can contribute up to 75 percent of base pay and eligible incentives. We match up to the first five percent of each employee’s contributions. Both the contributions to the International Savings Plan and the distributions from the International Savings Plan are made in U.S. dollars. Participants are vested on a five-year graded vesting schedule for employer contributions. All vested funds must be distributed upon an employee’s termination or retirement from the Company.

Change in Control Agreements

It is our policy to offer a change in control benefit to our executive officers to ensure that they have an incentive to continue to work in our best interests during the period of time when a change of control transaction is taking place and in order to ensure we have the ability to maintain continuity of management. It is also our policy to provide this benefit to provide our executives with the assurance they will not be adversely affected by a change in control transaction without fair compensation, provided their termination is not required for cause. Finally, we believe a change in control agreement is necessary to remain competitive in the market for skilled and experienced executive talent. See “Potential Payments upon Change in Control” for a further description of the terms and potential amounts payable under these agreements.

The benefits payable under the change in control agreements are comparable to benefits executives in similar positions at peer companies are eligible for under their change in control agreements. The competitive nature of these benefits is annually reviewed and analyzed by the Compensation Committee with the assistance of the Committee’s compensation consultant, Meridian.

All change in control agreements entered into with our executive officers contain what is commonly referred to as “double triggers.” Under these agreements, the severance benefits are only payable if, in addition to the qualifying change in control, the executive officer’s position is terminated, his responsibilities are materially changed, his salary and/or benefits are materially reduced and/or his location is significantly changed.

Effective March 2011, these agreements have been changed to calculate severance payable under the agreement based on target, not actual, non-equity incentive. Additionally, the new agreements include stricter terms for a qualifying termination and all tax gross-ups have been eliminated.

General Executive Severance Benefits

Under our executive severance plan, executive officers who lose their job through no fault of their own are entitled to receive 15 months of severance pay (limited to base pay and the executive’s target annual non-equity incentive bonus), their pro-rated target annual non-equity incentive bonus through the date of termination, the continuation of medical and dental benefits for the same severance period at the employee premium rate, outplacement services, and tax preparation and financial planning assistance for the last calendar year of employment. See “Potential Payments upon Termination” herein for a further description of the terms and potential amounts payable under the executive severance plan. The availability of these severance benefits is conditioned on the executive’s compliance with non-disclosure, non-compete and non-solicitation covenants.

In order to preserve the deductibility of performance-based incentive payments under Section 162(m) of the IRC, the Compensation Committee amended its previous grant of authority to management to specify that in the event of a termination without cause, termination for good reason or voluntary retirement, any performance-based incentive payments are subject to the Company’s actual attainment of performance goals. The terms of our executive severance plan are based on the results of a survey of publicly traded companies conducted by Meridian. Change in control agreements and severance benefits are exclusive of one another, and in no circumstances would any named executive officer receive benefits under both a change in control agreement and the executive severance plan.

Compensation Committee Report

The Compensation Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate this Report by specific reference.

The Compensation Committee establishes and oversees the design and functioning of FMC Technologies’ executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2011 Annual Meeting.

The Compensation Committee

Mike R. Bowlin, Chairman
Philip J. Burguieres
Dr. Thorleif Enger
Thomas M. Hamilton
Richard A. Pattarozzi
James M. Ringler

Relationship with Independent Compensation Consultant

For 2010, the Compensation Committee retained Meridian Compensation Partners LLC (“Meridian”) as its principal compensation consultant. Meridian provides solely executive compensation advisory services to the Compensation Committee and provides no other services to the Compensation Committee or the Company. Meridian provided no non-executive compensation advisory services to the Compensation Committee for 2010.

Summary Compensation Table for the Year Ended December 31, 2010

The following table summarizes the compensation earned by each of our named executive officers of FMC Technologies from all sources for services rendered in all of their capacities to us during the fiscal year ended December 31, 2010. Mr. Gremp was elected Chief Executive Officer in March 2011.

Name and Principal Position in 2010	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(4)	Total ($)(1)(2)

Peter D. Kinnear	2010	$920,833	$3,925,488	$2,338,825	$3,622,490	$178,928	$10,986,564
Chairman and Chief Executive Officer	2009	900,000	4,071,818	1,332,900	431,366	150,346	6,886,430
	2008	891,667	4,111,616	1,560,417	4,207,665	156,554	10,927,919

John T. Gremp	2010	$560,850	$1,196,788	$947,255	$1,789,817	$102,024	$4,596,734
President and Chief Operating Officer	2009	498,488	1,051,361	516,783	860,235	45,446	2,972,313
	2008	472,500	922,475	568,890	1,061,381	86,437	3,111,683

William H. Schumann, III	2010	$605,352	$1,340,328	$855,423	$1,132,381	$222,829	$4,156,313
Executive Vice President and Chief Financial Officer	2009	589,384	1,378,153	523,726	(72,130)	186,252	2,605,385
	2008	569,185	1,157,856	597,645	1,123,930	112,771	3,561,387

Robert L. Potter	2010	$488,000	$909,574	$730,355	$1,304,252	$85,511	$3,517,692
Executive Vice President	2009	436,810	827,925	420,495	265,032	41,815	1,992,077
	2008	418,000	733,643	466,070	1,039,460	75,959	2,733,132

Tore Halvorsen	2010	$478,788	$1,477,880	$681,243	$132,168	$11,263	$2,781,342
Senior Vice President(3)	2009	451,100	966,800	429,853	126,644	53,478	2,027,875
	2008	480,769	814,572	536,058	15,262	29,949	1,876,610

(1)	Amounts disclosed in the Stock Awards column represent the sum of the aggregate grant date fair value of time-based restricted stock units and performance-based restricted stock units subject to performance conditions and subject to market conditions. Determination of fair value was made in accordance with the SEC proxy disclosure rules and Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. With respect to time-based restricted stock units and performance-based restricted stock units subject to performance conditions, the aggregate grant date fair value of such awards was based on the Company’s share price on the grant date of the awards. For performance-based restricted stock units subject to performance conditions, the grant date fair value was based on the assumption that target performance is probable to occur, determined as of the date of grant. With respect to performance-based restricted stock units subject to market conditions, the aggregate grant date fair value of such award was determined utilizing a Monte Carlo simulation as disclosed in our Form 10-K filed on February 28, 2011.

The maximum award value of performance-based restricted stock units subject to both performance conditions and market-based conditions is shown in the table below. The methodology used in this table is the same as in the Summary Compensation Table for the performance-based restricted stock units. The performance-based restricted stock units achieved the maximum award value in 2008 and 2009 and an award value of 167 percent for 2010 based upon our stated performance measures.

Name	Year	Maximum Award Value
Peter D. Kinnear	2010	$5,117,700
	2009	5,543,661
	2008	5,385,137
John T. Gremp	2010	$1,560,272
	2009	1,431,372
	2008	1,213,861
William H. Schumann, III	2010	$1,747,420
	2009	1,876,299
	2008	1,523,533
Robert L. Potter	2010	$1,185,824
	2009	1,127,183
	2008	965,375
Tore Halvorsen	2010	$1,154,530
	2009	1,316,243
	2008	1,071,854

(2)	The amounts in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column reflect the actuarial increase in the present value of the named executive officer’s benefits at the first retirement date with unreduced benefits (age 62 for U.S. Pension programs and age 67 for the Norwegian pension program) under all of our pension plans. These amounts are determined using interest rates and mortality rate assumptions consistent with those used in our audited consolidated financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011. All non-qualified deferred compensation earnings are market-based investments and therefore are not included in this column.
(3)	The amounts reported as salary, non-equity incentive compensation and all other compensation for Mr. Halvorsen were paid in Norwegian kroner. These amounts were converted to U.S. dollars in the Summary Compensation Table. The conversion rate was derived from an average of the Norwegian Kroner to U.S. Dollar exchange rates on the last day of each month during 2010. The monthly salary amount paid to Mr. Halvorsen for each month in 2010 was equal for each such month.
(4)	The amounts reflected in the All Other Compensation column for the fiscal year ended December 31, 2010 for Mr. Kinnear include Company paid life insurance premium of $2,440, contributions to the Qualified Savings Plan and Non-Qualified Savings Plan of $126,405, and payments for Personal Use of Club Membership, Financial Planning and Personal Tax Assistance, Personal Use of Automobiles and Reimbursed Costs for Travel of Executive’s Spouse to our Board of Directors meeting outside of the United States.

The amounts reflected in the All Other Compensation column for the fiscal year ended December 31, 2010 for Mr. Gremp include Company paid life insurance premium of $1,152, contributions to the Qualified Savings Plan and Non-Qualified Savings Plan of $53,637, and payments for Personal Use of Club Membership, Financial Planning and Personal Tax Assistance, Personal Use of Automobiles and Reimbursed Costs for Travel of Executive’s Spouse to our Board of Directors meeting outside of the United States.

The amounts reflected in the All Other Compensation column for the fiscal year ended December 31, 2010 for Mr. Schumann include Company paid life insurance premium of $1,212, contributions to the Qualified Savings Plan and Non-Qualified Savings Plan of $60,701, Apartment Residence in Houston and Commuting Expenses of $75,201, income tax gross up on the Apartment and Commuting Expenses of $47,472 and payments for Financial Planning and Personal Tax Assistance, Personal Use of Automobiles, an Executive Physical and Reimbursed Costs for Travel of Executive’s Spouse to our Board of Directors meeting outside of the United States.

The amounts reflected in the All Other Compensation column for the fiscal year ended December 31, 2010 for Mr. Potter include Company paid life insurance Premium of $930, contributions to the Qualified Savings Plan and Non-Qualified Savings Plan of $45,170, and payments for Personal Use of Club Membership, Financial Planning and Personal Tax Assistance, Personal Use of Automobiles and Reimbursed Costs for Travel of Executive’s Spouse to our Board of Directors meeting outside of the United States.

The amounts reflected in the All Other Compensation column for the fiscal year ended December 31, 2010 for Mr. Halvorsen include Company paid life insurance premium of $737, contributions to the International Savings Plan of $7,496 and payments of Reimbursed Costs for Travel of Executive’s Spouse to our Board of Directors meeting outside of the United States.

Grants of Plan-Based Awards Table

Shown below is information with respect to plan-based awards made in 2010 to each named executive officer.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Stock or Units (#)	Underlying Options (#)	Option Awards ($/Sh)	Option Awards ($)(1)
Peter D. Kinnear	2010	$0	$1,012,917	$2,734,876					0	$0
	2/25/2010							24,069			$1,366,638
	2/25/2010				0	34,141	68,282				1,938,526
	2/25/2010				0	17,070	34,140				620,324
John T. Gremp	2010	$0	$435,720	$1,176,444					0	$0
	2/25/2010							7,338			$416,652
	2/25/2010				0	10,409	20,818				591,023
	2/25/2010				0	5,204	10,408				189,113
William H. Schumann, III	2010	$0	$393,479	$1,062,393					0	$0
	2/25/2010							8,218			$466,618
	2/25/2010				0	11,657	23,314				661,884
	2/25/2010				0	5,829	11,658				211,826
Robert L. Potter	2010	$0	$335,950	$907,065					0	$0
	2/25/2010							5,577			$316,662
	2/25/2010				0	7,911	15,822				449,187
	2/25/2010				0	3,955	7,910				143,725
Tore Halvorsen	2010	$0	$311,212	$840,272					0	$0
	1/1/2010							10,000			$592,300
	2/25/2010							5,430			308,315
	2/25/2010				0	7,702	15,404				437,320
	2/25/2010				0	3,851	7,702				139,945

(1)

The amounts disclosed in Grant Date Fair Value of Stock and Option Awards represent the grant date fair value of time-based restricted stock units, performance-based restricted stock units subject to performance conditions and subject to market conditions. The time-based awards are represented in the first amount in the Stock Awards, the performance-based stock subject to performance conditions are reflected in the second amount of the Stock Awards in the same column and the performance-based restricted stock subject to market conditions is shown in the third line of Stock Awards. Determination of fair value was made in accordance with the SEC proxy disclosure rules and FASB Accounting Standards Codification (“ASC”)) Topic 718. With respect to time-based restricted stock units and performance-based stock, subject to performance conditions, the grant date fair value of such awards was based on the

Company’s share price on the grant date of the awards. For performance-based restricted stock units subject to performance conditions, the grant date fair value was based on the assumption that target performance is probable to occur, determined as of the date of grant. With respect to performance-based restricted stock subject to market conditions, the grant date fair value of such award was determined utilizing a Monte Carlo simulation as disclosed in our Annual Report on Form 10-K filed on February 28, 2011.

We did not make any grants of stock options or stock appreciation rights in 2010 under the Incentive Compensation and Stock Plan for services rendered during 2010 to any of the named executive officers. For a description of the material terms of the restricted stock awards, including the vesting schedules and a description of the performance targets and potential award amounts for those restricted shares subject to performance-based conditions, see the descriptions set forth in Compensation Discussion and Analysis. We do not currently pay dividends on restricted stock awards or shares obtainable upon exercise of outstanding options. Dividends would be payable on equity compensation awards that we issued only if and when dividends are declared and paid on our Common Stock.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards			Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)	Market Value of Shares or Units of Stock that have Not Vested ($)(1)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)

Peter D. Kinnear	0	0		501,606	$44,597,878	0	$0

John T. Gremp	26,114	11.9753	2/19/2014	130,075	11,564,909	0	0

William H. Schumann, III	0	0		162,420	14,440,770	0	0

Robert L. Potter	0	0		101,752	9,046,846	0	0

Tore Halvorsen	31,042	9.207	2/20/2013	122,491	10,890,636	0	0

(1)	The market value of shares that have not vested is calculated using the closing price of $88.91 of our Common Stock on December 31, 2010.

(2)	The outstanding restricted stock awards presented above include awards in the amounts and with the vesting dates in the table below. Note that the individual grant awards have been rounded to the full shares and do not reflect any partial shares. (TB – time based; PB – performance based; PB-m – performance, market based).

Executive Officer	Restricted Stock Grant Date	Restricted Stock Grant Amount	Restricted Stock Vesting Date

Peter D. Kinnear	2/25/2008 TB	27,252	1/3/2011
	2/25/2008 PB	72,782	1/3/2011
	2/25/2008 PB-m	36,391	1/3/2011
	2/26/2009 TB	48,634	1/2/2012
	2/26/2009 PB	137,970	1/2/2012
	2/26/2009 PB-m	68,986	1/2/2012
	2/25/2010 TB	24,069	1/2/2013
	2/25/2010 PB	51,382	1/2/2013
	2/25/2010 PB-m	34,140	1/2/2013

John T. Gremp	2/25/2008 TB	6,060	1/3/2011
	2/25/2008 PB	16,406	1/3/2011
	2/25/2008 PB-m	8,203	1/3/2011
	2/26/2009 TB	12,558	1/2/2012
	2/26/2009 PB	35,624	1/2/2012
	2/26/2009 PB-m	17,812	1/2/2012
	2/25/2010 TB	7,338	1/2/2013
	2/25/2010 PB	15,666	1/2/2013
	2/25/2010 PB-m	10,408	1/2/2013

William H. Schumann, III	2/25/2008 TB	7,606	1/3/2011
	2/25/2008 PB	20,591	1/3/2011
	2/25/2008 PB-m	10,296	1/3/2011
	2/26/2009 TB	16,461	1/2/2012
	2/26/2009 PB	46,698	1/2/2012
	2/26/2009 PB-m	23,348	1/2/2012
	2/25/2010 TB	8,218	1/2/2013
	2/25/2010 PB	17,544	1/2/2013
	2/25/2010 PB-m	11,658	1/2/2013

Robert L. Potter	2/25/2008 TB	4,819	1/3/2011
	2/25/2008 PB	13,047	1/3/2011
	2/25/2008 PB-m	6,524	1/3/2011
	2/26/2009 TB	9,889	1/2/2012
	2/26/2009 PB	28,054	1/2/2012
	2/26/2009 PB-m	14,026	1/2/2012
	2/25/2010 TB	5,577	1/2/2013
	2/25/2010 PB	11,906	1/2/2013
	2/25/2010 PB-m	7,910	1/2/2013

Tore Halvorsen	2/25/2008 TB	5,351	1/3/2011
	2/25/2008 PB	14,487	1/3/2011
	2/25/2008 PB-m	7,243	1/3/2011
	2/26/2009 TB	11,548	1/2/2012
	2/26/2009 PB	32,758	1/2/2012
	2/26/2009 PB-m	16,380	1/2/2012
	1/1/2010 TB	10,000	1/1/2014
	2/25/2010 TB	5,430	1/2/2013
	2/25/2010 PB	11,592	1/2/2013
	2/25/2010 PB-m	7,702	1/2/2013

Option Exercises and Stock Vested Table

Shown below is information for each of the named executive officers with respect to options to purchase Common Stock exercised in 2010 and restricted stock awards vested in 2010.

Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Peter D. Kinnear	59,810	$2,887,621	133,451	$12,006,693

John T. Gremp	19,048	1,031,647	33,797	3,003,076

William H. Schumann, III	0	0	35,221	3,291,222

Robert L. Potter	26,114	1,341,290	26,970	2,366,911

Tore Halvorsen	21,060	1,139,866	23,332	2,647,572

Pension Benefits Table

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Credited years of service for each of the named executive officers under the pension plans include years of service with our predecessor. The U.S. Pension Plan and the Norwegian Pension Program values are the present value of accrued benefits at the first retirement date for unreduced benefits. The U.S. Non-Qualified Pension Plan value is the present value at December 31, 2010 of the lump sum payable at the first retirement date for unreduced benefits.

Name	Plan Name	Number of Years Credited Service as of 12/31/2010	Present Value of Accumulated Benefit as of 12/31/2010	Payments During Last Fiscal Year
Peter D. Kinnear	U.S. Pension Plan	39.6	$1,459,976	$0
	U.S. Non-Qualified Pension Plan		14,497,556	0
John T. Gremp	U.S. Pension Plan	35.4	1,167,163	0
	U.S. Non-Qualified Pension Plan		5,277,625	0
William H. Schumann, III	U.S. Pension Plan	29.5	1,014,139	0
	U.S. Non-Qualified Pension Plan		4,909,081	0
Robert L. Potter	U.S. Pension Plan	37.6	1,287,358	0
	U.S. Non-Qualified Pension Plan		4,307,705	0
Tore Halvorsen	Norwegian Pension Program	30.2	300,237	0
	Norwegian Supplementary Program		207,277	0

Assumptions:

Present value of accumulated benefit as of 12/31/2010 reflects (for all but Mr. Halvorsen):

•	Sum of present value of U.S. Pension Plan benefit accrued through 12/31/2010 plus present value of U.S. Non-Qualified Pension benefit accrued through 12/31/ 2010;

•

Present value of U.S. Pension Plan benefit calculated as amount payable at first unreduced age using 12/31/2010 FASB ASC Topic 715 disclosure assumptions (5.4%, RP2000CH projected to 2010) and reflecting discounting of present value back to 12/31/2010 using FASB ASC Topic 715 interest only (5.4%);

•

Present value of U.S. Non-Qualified Plan benefit calculated as amount payable at first unreduced age using 12/31/2010 FASB ASC Topic 715 assumptions (5.50%, 417(e) 2011 for lump sums and 5.4% for five year certain annuity) and reflecting discounting of present value back to 12/31/2010 using FASB ASC Topic 715 interest only (5.4%); and

•	Unreduced benefits are first available at age 62 under the U.S. Pension Plan and the Non-Qualified Pension Plan.

Present value of benefits as of 12/31/2010 reflects (for Mr. Halvorsen):

•	Present value of Norwegian Pension Program and Norwegian Supplementary Program benefits accrued through 12/31/2010;

•

Present value of benefits calculated as amount payable at first unreduced age using 12/31/2010 FASB ASC Topic 715 disclosure assumptions (4.5% discount rate, K2005 mortality, 0.50% pension increase rate); and

•	Unreduced benefits are first available at age 67 under the Norwegian Pension Program and the Norwegian Supplementary Program.

U.S. Pension Plan

•    Benefit Formula

Our U.S. Pension Plan is a defined benefit plan that provides eligible employees having five or more years of service a pension benefit for retirement. Years of credited service and final average yearly earnings are used to calculate the pension benefit. The final average yearly earnings are based on the highest 60 consecutive months out of the final 120 months of compensation. The normal annual retirement benefit is the product of (a) and (b) below:

(a)	the sum of:

(i)

1 percent of the participant’s final average yearly earnings up to the Social Security Covered Compensation Base (defined as the average of the maximum Social Security taxable wages bases for the 35-year period ending in the year in which Social Security retirement age is reached) plus 1  1/2 percent of the participant’s final average yearly earnings in excess of the Social Security covered compensation base multiplied by the participant’s expected years of credited service at age 65 up to 35 years of credited service; and

(ii)	1 1/2 percent of the participant’s final average yearly earnings multiplied by the participant’s expected years of credited service at age 65 in excess of 35 years of credited service; and

(b)	the ratio of actual years of credited service to expected years of credited service at age 65.

•    Eligible Earnings

Eligible earnings under the U.S. Pension Plan for the named executive officers (excluding Mr. Halvorsen) include the base pay and annual non-equity incentive bonus paid by us to the executives for each plan year. Equity compensation, such as restricted stock and stock option awards, and deferrals to the U.S. Non-Qualified Savings Plan, are not included. The Internal Revenue Service limits the annual amount of earnings that may be taken into account for the U.S. Pension Plan to remain qualified under the Internal Revenue Code. Since all of the named executive officers’ eligible earnings exceed that limitation, the eligible earnings for each of the named executive officers (except Mr. Halvorsen) under the U.S. Pension Plan is the same amount, $245,000 for 2010.

The Pension Plan limits annual pension benefits to IRS requirements for tax-qualified retirement plans. This amount was $195,000 in 2010.

•    Early Retirement

The U.S. Pension Plan’s “early retirement date” is the participant’s 55th birthday in the case of a participant who became a participant in our predecessor’s pension plan before January 1, 1984. Participants hired on or after January 1, 1984, are eligible for early retirement on or after age 55 with ten years of service. All named executive officers were participants in the predecessor’s pension plan before January 1, 1984. All of the named executive officers in the U.S. Pension Plan are age 55 or older and are eligible to receive early retirement benefits under the U.S. Pension Plan.

A participant in the U.S. Pension Plan who retires on or after their “early retirement date” is entitled to receive the early retirement benefit, which is equal to the normal retirement benefit reduced by  1/3 of 1 percent for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 62nd birthday. A participant in the U.S. Pension Plan whose employment terminates prior to their early retirement date is entitled to receive an early retirement benefit payable after the attainment of age 55, which is equal to the normal retirement benefit reduced by  1/2 of 1 percent for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 65th birthday.

•	Payment of Pension Benefit

The normal retirement benefit is an individual life annuity for single retirees and 50 percent joint and survivor annuity for married retirees. The U.S. Pension Plan also provides for a variety of other methods for receiving pension benefits such as 75 percent and 100 percent joint and survivor annuities, level income and lump sum for benefits with lump sum values of $1,000 or less. The levels of annuities are actuarially determined based on the age of the participant and the age of the participant’s spouse for joint and survivor annuities. The actuarial reduction for a participant and spouse who are both age 62 is 7.9 percent from the normal retirement benefit for the 50 percent joint and survivor annuity, 11.4 percent from the normal retirement benefit for the 75 percent joint and survivor annuity and 14.7 percent from the normal retirement benefit for the 100 percent joint and survivor annuity. The level income annuity pays increased benefits to the retiree until Social Security benefits begin at age 62 and reduces the benefit after age 62 so that the total of the retirement benefit and Social Security benefits is approximately equal before and after age 62.

•	U.S. Non-Qualified Pension Plan

We have also established a U.S. Non-Qualified Pension Plan that provides employees with a “mirror” pension benefit under a non-qualified retirement plan for benefits limited under the U.S. Pension Plan for (1) limitations due to the IRS maximum annual pension benefit limit, (2) earnings that exceed the Internal Revenue Service limitations on earnings eligible for the tax-qualified U.S. Pension Plan, and (3) deferred compensation not included in the pensionable earnings definition in the U.S. Pension Plan. The normal form of payment for the U.S. Non-Qualified Pension Plan is a lump sum distribution. In addition, a participant may elect to receive his benefit in monthly installments payable over five years. The actuarial equivalence assumption for interest rates is based on the lesser of the 30-year Treasury Rate in effect for October of the year prior to termination and 6 percent. Distributions will be made upon separation from service. Distributions for “key employees” as defined by the Internal Revenue Code will be paid no sooner than six months after separation from service. All of the named executive officers are key employees. The distribution election may not be changed within 12 months of termination or retirement.

•	Norwegian Pension Program

The Norwegian Pension Program is designed to provide Norwegian employees with a targeted total pension payment of 65 percent of final salary based on 30 years of service. Service is reduced proportionately when less than 30 years. This pension payment is offset by any state or government provided social security benefits. The salary included in the benefit calculation is limited to 12 times the National Insurance Base Amount, which is $12,488 (NOK 75,641), effective May 1, 2010 through the end of 2010. The amount in U.S. dollars is based on an average currency exchange rate at month end over the full year. Normal retirement age for Norwegian employees is age 67. Pension payments are payable at normal retirement, disability or pre-retirement death in the form of an individual life annuity.

•	Norwegian Supplementary Program

In addition, our pension plan in Norway, effective January 1, 2008, provides benefits above the salary limit. This supplemental plan provides a pension payment of 49 percent of final salary in excess of 12 times the Base Amount based on 30 years of service. Years of credited service for a Norwegian employee under the supplemental plan is calculated from the later of date of commencement of employment and January 1, 2007. For service less than 30 years, the pension payment is reduced proportionately. Normal retirement age for Norway employees is age 67. Benefits are payable at normal retirement, disability or pre-retirement death in the form of individual life annuities.

Non-Qualified Deferred Compensation Table

Pursuant to our U.S. Non-Qualified Savings Plan, certain of our employees, including our named executive officers (excluding Mr. Halvorsen), may defer up to 100 percent of base pay and annual non-equity incentive bonuses after exceeding IRS limits on contributions to the U.S. Qualified Savings Plan. Mr. Halvorsen is eligible to participate in the International Savings Plan and may defer up to 75 percent of base pay and annual non-equity incentive compensation. For the U.S. Non-Qualified Savings Plan, deferral elections are made by eligible employees in November or December of each year for amounts earned (or granted with regard to incentive compensation awards) in the following year. The investment options are publicly available mutual funds and our Common Stock. Our matching contribution will be made in the same investment allocations that the participant selects for his contributions to the plan. In addition, the named executive officers who participate in the U.S. Non-Qualified Savings Plan may elect to defer all or any portion of their base pay and annual non-equity incentive bonus payments for the current year under the U.S. Non-Qualified Savings Plan, and the deferred amounts will be deemed as being invested in any funds available under the U.S. Non-Qualified Savings Plan. Participants in the International Savings Plan can change their deferral elections throughout the year.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($) (2)(3)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Peter D. Kinnear	$112,687	$114,155	$924,843	$0	$3,389,003
John T. Gremp	5,168	41,377	177,409	0	900,099
William H. Schumann, III	56,454	48,451	369,001	0	1,696,544
Robert L. Potter	4,880	32,920	123,101	0	1,009,296
Tore Halvorsen	7,496	7,496	356,866	0	1,064,682

(1)	All of the executive officers’ contributions reported in the Executive Contributions in Last Fiscal Year column are included in salary and non-equity incentive plan compensation reported for the executive officers in the Summary Compensation Table in this Proxy Statement.
(2)	All of the contributions made by us for the executive officers reported in the Registrant Contributions in Last Fiscal Year column are included in “All Other Compensation” for the executive officers in the Summary Compensation Table in this Proxy Statement.
(3)	The total amount includes a contribution made on January 15, 2010 attributable to the 2009 plan year and excludes a contribution made on March 15, 2011 attributable to the 2010 plan year.
(4)	The Portion of the Aggregate Balance at Last Fiscal year End reported in the Summary Compensation Table appearing in our proxy statement for fiscal years prior to the year ending December 31, 2010 for the following named executive officers were: Mr. Kinnear, $686,829; Mr. Gremp, $212,686; Mr. Schumann, $612,885; Mr.Potter, $62,226; and Mr. Halvorsen, $119,892.

Potential Payments Upon Termination

The compensation benefits payable to each of the named executive officers in the event of a voluntary termination are the same as those available to all other salaried employees in those situations. Our named executive officers receive additional compensation benefits either in the event of their death or disability, retirement or involuntary not-for-cause termination discussed in this section, or, alternatively, in the event of a change in control, discussed in the following section “Potential Payments Upon Change in Control”. Termination payments and change in control payments are mutually exclusive and our named executive officers are not entitled to receive both forms of payment.

Payments in the Event of Death, Disability or Retirement

In the event of the death or disability of a named executive officer during active employment with us, all outstanding equity awards vest on the first business day following death or disability. This same death or disability benefit exists for any of our employees who hold an unvested equity award at the time of their death or disability. In the event of a named executive officer’s retirement after reaching the age of 62, all outstanding equity awards are retained and vest in accordance with their pre-retirement normal vesting schedule. All outstanding equity awards are forfeited in the event of retirement prior to reaching the age of 62. Since none of the named executive officers except Mr. Kinnear are age 62 as of December 31, 2010, the equity awards of all named executive officers except Mr. Kinnear would be forfeited in the event of retirement.

The following table shows the value to each of the named executive officers if death or disability, and in the case of Mr. Kinnear, retirement had occurred on December 31, 2010.

Executive Benefits and Payments in the Event of Death or Disability on December 31, 2010

Long-Term Incentive Compensation ($)
Name	Performance- Based Restricted Stock(1)	Stock Options/SARs	Restricted Stock Unvested and Accelerated(1)	Total(2)
Peter D. Kinnear	$32,660,194	$0	$8,887,061	$41,547,255

John T. Gremp	8,327,098	0	2,307,749	10,634,847

William H. Schumann, III	10,528,597	0	2,870,537	13,399,134

Robert L. Potter	6,536,402	0	1,803,591	8,339,993

Tore Halvorsen	7,328,025	0	2,874,402	10,202,427

(1)	A portion of the total value of the restricted stock shown above, resulting from accelerated vesting upon death or disability on December 31, 2010, would have vested without accelerating on January 3, 2011, the awards’ normal vesting date, pursuant to the terms of those awards which were granted on February 25, 2008. The portion of the value is:

Mr. Kinnear	$12,129,602
Mr. Gremp	2,726,747
Mr. Schumann	3,422,454
Mr. Potter	2,168,572
Mr. Halvorsen	2,407,777

(2)	Assumes performance units are paid at target (1.0).

Payments Made in an Involuntary Termination

Named executive officers will receive payments pursuant to our executive severance plan described in “Compensation Discussion and Analysis — General Executive Severance Benefit” above in the event their employment is terminated by us for reasons other than cause or a change in control. This plan provides certain enhanced benefits in addition to those provided under our general severance plan for all non-union employees. These include:

•	a severance payment equal to 15 months of base pay and target annual non-equity incentive bonus;

•

pro rata payment of annual non-equity incentive plan compensation, subject to the actual attainment of performance goals, as approved, for purposes of Section 162(m) of the U.S. Internal Revenue Code, by the Compensation Committee;

•	continuing medical and dental benefits for the executive, their spouse and dependents for the severance period of 15 months at employee premiums;

•	outplacement assistance;

•	financial planning and tax preparation assistance for last calendar year of employment; and

•

In the event of an involuntary termination, the treatment of an executive officer’s outstanding equity awards is at the discretion of our Chief Executive Officer and the Compensation Committee and is subject to the attainment of performance goals, if any, approved by the Compensation Committee for executive’s compensation subject to Section 162(m) of the U.S. Internal Revenue Code.

Benefits under the executive severance plan are contingent upon continuing compliance by the terminated executive with non-disclosure, non-compete and non-solicitation covenants.

The amounts shown in the table below are calculated using the assumption that an involuntary not-for-cause termination was effective as of December 31, 2010, and as a result are based on amounts earned through such time and are only estimates of amounts which would be paid out to the named executive officers in the event of such a termination. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination.

Executive Benefits and Payments for Involuntary Termination Occurring on December 31, 2010

	Peter D. Kinnear	John T. Gremp	William H. Schumann, III	Robert L. Potter	Tore Halvorsen
Compensation
Severance Payment	$2,428,125	$1,293,750	$1,256,063	$1,062,500	$987,498
Pro-Rated Target Annual Non-Equity Incentive Compensation(1)	2,126,112	914,576	825,912	705,160	653,234

Benefits and Perquisites
Medical and Dental Benefit(2)	9,940	14,142	14,198	9,940	196
Financial Planning and Tax Preparation Assistance	21,643	20,243	19,875	20,243	20,200
Outplacement Services	138,750	86,250	91,350	75,000	71,818

Total:	$4,724,570	$2,328,961	$2,207,398	$1,872,843	$1,732,946

(1)	Assumes a BPI rating of 2.57, as determined by the Board of Directors at its February 2011 meeting, and an API rating of 1.0.
(2)	Assumes no change in coverage by such named executive officer for medical and dental benefits.

In the event of an involuntary termination, the treatment of an executive officer’s outstanding equity awards is at the discretion of our Chief Executive Officer and the Compensation Committee. An executive officer may be permitted to retain all or a portion of these awards subject to their existing vesting schedule. For the valuation of these awards at December 31, 2010, see the “Outstanding Equity Awards at Fiscal Year-End Table” in this Proxy Statement.

Potential Payments Upon Change in Control

Payments in the Event of a Change in Control

We have entered into change in control agreements with each of our named executive officers. Pursuant to these agreements, in the event of a qualifying change in control and a qualifying adverse change in employment circumstances, our named executive officers will be entitled to the following benefits:

•

three times their annual base pay and three times the greater of the executive’s annual target annual non-equity incentive bonus or the average of the actual annual non-equity incentive bonuses paid to the executive in the prior two years;

•	a pro rata payment equal to the amount of the executive’s annual target non-equity incentive bonus for the year the executive is terminated;

•	accrued but unpaid base pay and unused and accrued vacation pay;

•	elimination of ownership and retention guidelines and accelerated vesting of any unvested stock options and stock appreciation rights;

•	restricted stock awards subject to performance conditions are considered earned and fully payable at the target amount (or 100 percent) of the original grant;

•	elimination of all restrictions on transferability and ownership and retention guidelines and accelerated vesting of all restricted stock awards;

•	three years additional age and service credit for purposes of benefit determination in the Non-Qualified Pension Plan;

•

medical, dental, life, accidental death and dismemberment insurance and long-term disability insurance coverage for eighteen (18) months for the executive and the executive’s spouse and dependents, provided the executive continues to pay employee premiums for such insurance coverage then in effect and the Company will make available for purchase by the executive continued health care, life and accidental death and dismemberment, and disability insurance coverage at the same coverage level as in effect as of the date of the change in control;

•	reimbursement for the costs of all outplacement services obtained by the executive within two years of the termination date (limited to 15 percent of the executive’s base pay on termination); and

•

reimbursement for legal fees and other litigation costs incurred in good faith by an executive officer as a result of our refusal to provide severance benefits under the change in control agreement, contesting the enforceability or validity of those agreements or as a result of conflicts in the interpretation of its requirements.

The severance payment is required to be paid in a single lump sum payment no later than 30 days after the date of termination.

If a named executive officer’s employment is terminated due to a disability subsequent to a change in control, the executive will receive base pay through the effective date of termination and any disability benefits payable to the executive under our short and long-term disability programs, but will not be entitled to the severance benefits under the change in control agreement. The named executive officer’s disability benefits will be the same as are available to all other employees under our disability benefit plans.

If a named executive officer’s employment is terminated due to death subsequent to a change in control, the benefits paid to the executive’s estate will be determined under our retirement, survivor’s benefits, insurance and other programs, but the executive officer’s estate will not be entitled to severance benefits under the change in control agreement.

Executive officers are not obligated to seek other employment in mitigation of amounts payable under the change in control agreements, and their subsequent re-employment will not impact our obligation to make the severance payments provided for under the change in control agreements.

Executive officers receiving severance benefits under the change in control agreements are not entitled to receive additional severance benefits under our general executive severance plan described above under “Payments Made in an Involuntary Termination” and in “Compensation Discussion and Analysis—General Executive Severance Benefit.”

Under our change in control agreements, our named executive officers would be entitled to payments and other benefits upon the occurrence of any of the following “change in control” events, provided a “qualifying termination” occurs:

•

A “change in ownership” of the Company occurs on the date that any one person, or more than one person acting as a group (as described below), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in ownership of the Company (or to cause a change in effective control of the Company). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock. This applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

•

Persons are not considered to be “persons acting as a group” solely because they (i) purchase or own stock of the same corporation at the same time, or as a result of the same public offering, or (ii) purchase assets of the same corporation at the same time. However, persons are considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

•

A “change in effective control” of the Company occurs on the date that either (i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or (ii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

A change in effective control will have occurred only if the named executive officer is employed by the Company upon the date of the change in effective control or the Company is liable for the payment of the benefits hereunder and no other corporation is a majority shareholder of the Company. Further, in the absence of an event described in (i) or (ii) of the preceding paragraph, a change in effective control of the Company will not have occurred.

If any one person, or more than one person acting as a group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons is not considered to cause a change in effective control of the Company (or to cause a change in ownership of the Company).

•

A “change in ownership of a substantial portion of the assets” of the Company occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

A “qualifying termination” includes (a) an involuntary termination of the named executive officer’s employment by us for reasons other than “cause,” disability or death within 24 months of the change in control, (b) a voluntary termination by the named executive officer for “good reason” within 24 months of the change in control or (c) a breach or any successor breaches any of the provisions of the change in control agreement.

Under the change in control agreements, a named executive officer will be considered terminated for “cause” for:

•

willful and continued failure to substantially perform the executive officer’s employment duties in any material respect (other than any such failure resulting from physical or mental incapacity or occurring after an executive officer has provided notification to us of a voluntary termination for a “good reason”) after proper written notification has been provided to the executive officer and the executive officer fails to resume substantial performance of the named executive officer’s duties on a continuous basis within 30 days of receipt of such notice;

•	willfully engaging in conduct which is demonstrably and materially injurious to the Company or an affiliate; or

•	conviction for, or pleading guilty or not contesting, a felony charge under federal or state law.

A named executive officer’s voluntary termination will be considered to be for “good reason” for purposes of the change in control agreements if, without the executive’s express written consent, any one or more of the following events occurs:

•

assignment to duties materially inconsistent with the executive officer’s authorities, duties, responsibilities, and status (including, without limitation, offices, titles and reporting requirements) as our employee, or a reduction or alteration in the nature or status of the executive’s authorities, duties, or responsibilities from the greatest of (i) those in effect on the effective date of the change in control agreement; (ii) those in effect during the fiscal year immediately preceding the year of the change in control; and (iii) those in effect immediately preceding the change in control;

•

requiring the executive officer to be based at a location which is at least 50 miles further from the executive’s then current primary residence than is such residence from the office where the executive is located at the time of the change in control, except for required travel on our business to an extent substantially consistent with the executive officer’s business obligations as of the effective date of such executive’s change in control agreement or as the same may have been subsequently changed prior to a change in control;

•	a material reduction of the executive officer’s base pay as in effect on the effective date of the change in control agreement or as the same may have been subsequently increased;

•

a material reduction in the executive officer’s level of participation in any of our short-term and/or long-term incentive compensation plans, employee benefit or retirement plans, policies, practices, or arrangements in which the executive officer participates from the greatest of the levels in place: (i) on the effective date of the change in control agreement; (ii) during the fiscal year immediately preceding the fiscal year of the change in control; and (iii) on the date immediately preceding the date of the change in control;

•	our failure to obtain a satisfactory agreement from any successor to assume our obligations under the change in control agreement; or

•

any termination of the executive officer’s employment that is not effected pursuant to a written notice of termination satisfying the requirements for such a notice under the change in control agreement.

The existence of “good reason” for a voluntary termination is not affected by an executive officer’s temporary incapacity due to physical or mental illness not constituting a disability. The executive officer’s continued employment does not constitute a waiver of the executive’s rights with respect to any circumstance constituting “good reason.”

The amounts shown in the table below are calculated using the assumption that a change in control and qualifying termination was effective under the change in control agreements as of December 31, 2010, and as a result are based on amounts earned through such time and are only estimates of the amounts which would be paid out to the named executive officers in the event of such a termination. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination. Following a change in control, if a named executive officer is terminated either: (a) by us for “cause,” or (b) by the executive officer (other than for retirement, “good reason” or other circumstances that constitute a “qualifying termination”), the benefit under the executive’s change in control agreement will not apply, and we will pay the executive an amount equal to the executive’s accrued and unpaid base pay, accrued and unused vacation and any other amounts the executive is entitled to receive under pension and other benefit plans.

Effective March 2011, these agreements have been changed to calculate severance payable under the agreement based on target, not actual, non-equity incentive. Additionally, the new agreements include stricter terms for a qualifying termination and all tax gross-ups have been eliminated.

Executive Benefits and Payments for Change in Control Termination Occurring on December 31, 2010

	Peter D. Kinnear	John T. Gremp	William H. Schumann, III	Robert L. Potter	Tore Halvorsen
Compensation
Base Pay Multiple	$2,775,000	$1,725,000	$1,827,000	$1,500,000	$1,436,361
Annual Non-Equity Incentive Compensation	4,339,976	1,628,509	1,682,057	1,329,848	1,404,090
Pro-Rated Annual Target Non-Equity Incentive Compensation	1,012,917	435,720	393,479	335,950	311,212
Long-Term Incentive Compensation Performance-Based Restricted Stock	32,660,194	8,327,098	10,528,597	6,536,402	7,328,025
Stock Options/SARs Unvested and Accelerated	0	0	0	0	0
Restricted Stock Unvested and Accelerated(1)	8,887,061	2,307,749	2,870,537	1,803,591	2,874,402

Benefits and Perquisites
Service Credit for the Non-Qualified Pension Plan(2)	1,235,339	1,266,403	1,061,535	931,209	190,784
Medical, Dental, Life Insurance and Disability Benefits(3)	15,588	18,699	18,856	13,323	1,341
Outplacement Services	138,750	86,250	91,350	75,000	71,818
280G Tax Gross-up	0	0	0	0	0

Total	$51,064,825	$15,795,428	$18,473,411	$12,525,323	$13,618,033

(1)	A portion of the total value of the restricted stock shown above, resulting from accelerated vesting upon death or disability on December 31, 2010, would have vested without accelerating on January 3, 2011, the awards’ normal vesting date, pursuant to the terms of those awards which were granted on February 20, 2008. The portion of the value is:

Mr. Kinnear	$12,129,602
Mr. Gremp	2,726,747
Mr. Schumann	3,422,454
Mr. Potter	2,168,572
Mr. Halvorsen	2,407,777

(2)	The amount representing the value of additional years of age and service credit for the U.S. Non-Qualified Pension Plan is based on the assumptions of a lump sum payment calculated as the present value of benefits immediately payable on December 31, 2010, reduced by the U.S. Non-Qualified Pension Plan’s early retirement factor using the named executive officer’s age at December 31, 2010, plus the three years of additional credited service granted under the change in control agreement. For Mr. Halvorsen, the amount represents an additional three years of service in the Norwegian Pension Program and the Norwegian Supplementary Program.
(3)	Assumes no change in current premium cost paid for such named executive officer’s medical, dental, life insurance and disability benefits.

Proposal to Ratify the Appointment of KPMG LLP (Item 2 on the Proxy Card)

What am I voting on?

You are voting on a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2011. The Audit Committee has appointed KPMG LLP to serve as independent registered public accounting firm.

What services does the independent registered public accounting firm provide?

Audit services of KPMG LLP for fiscal year 2010 included an audit of our consolidated financial statements, an audit of the effectiveness of the Company’s internal control over financial reporting, and services related to periodic filings made with the SEC. Additionally, KPMG LLP provided certain other services as described in the response to the next question. In connection with the audit of the 2010 financial statements, we entered into an engagement agreement with KPMG that sets forth the terms by which KPMG will perform audit services for us. That agreement is subject to alternative dispute resolution procedures.

How much was the independent registered public accounting firm paid for 2010 and 2009?

KPMG’s fees for professional services totaled $4.514 million for 2010 and $4.483 million for 2009. KPMG’s fees for professional services included the following:

• Audit Services — fees for audit services, which relate to the annual integrated audit of our consolidated financial statements, foreign statutory audits and reviews of interim financial statements in our Quarterly Reports on Form 10-Q were $4.242 million for 2010 and $4.139 million for 2009.

• Audit-Related Services — fees for audit-related services, which primarily consisted of consultation on financial reporting standards, were $73 thousand for 2010 and $36 thousand for 2009.

• Tax Services — fees for tax services, consisting of tax compliance services and tax planning and consultation with respect to various corporate tax matters, were $195 thousand for 2010 and $298 thousand for 2009.

• Other Services — Fees for other services, including fees for services of expatriates and miscellaneous services, were negligible in 2010 and 2009.

The Audit Committee considered the effect of KPMG LLP’s non-audit services in assessing the independence of such accountants and concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Audit Committee reviews all relationships between KPMG LLP and us, including the provision of non-audit services, which may relate to the auditor’s independence. The Audit Committee’s approval is required prior to retaining KPMG LLP for any permitted non-audit services and for the fees payable for such services. The fees for all of the services summarized above not constituting Audit Fees were pre-approved by the Audit Committee in 2009 and 2010.

Will a representative of KPMG LLP be present at the meeting?

Yes, we have been advised that one or more representatives of KPMG LLP will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. If the appointment of KPMG LLP is not ratified, the Audit Committee will reconsider the appointment.

What does the Board recommend?

THE AUDIT COMMITTEE RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2011.

Advisory Vote on the Company’s Executive Compensation Program (Item 3 on the Proxy Card)

What am I voting on?

The Company is asking you to cast an advisory vote on executive compensation as described below. Although The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), related rulemaking initiatives and guidance issued in 2010 by the US Securities and Exchange Commission (the “SEC”), requires that we seek a non-binding advisory vote from our stockholders to approve the compensation awarded to our executives during 2010, we also believe that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program and we value your opinion. Our goal for executive compensation is to attract, motivate and retain a talented and creative team of executives who will provide leadership for the Company’s success in competitive markets. We seek to accomplish this goal in a way that both rewards performance and at the same time is aligned with our shareholders’ long-term interests. We believe that our executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of our shareholders.

We are requesting your approval of the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).

What are some of the Company’s Executive Compensation Program Highlights?

The Compensation Discussion and Analysis, beginning on page [—] of this Proxy Statement, describes in detail the Company’s executive compensation program and decisions made by our Compensation Committee in 2010. Highlights of the program include the following:

•

Total compensation (base salary, non-equity incentive and long term incentive in the form of equity) is annually compared to pay practices at the selected peer group companies. The results of the annual survey are reviewed by the Compensation Committee. For 2010 total compensation for our named executive officers was generally at or below median levels identified in the survey.

•

The named executives receive regular long-term equity awards in the form of restricted stock units (RSUs) approximately every year and no shares vest prior to the end of a three-year vesting period. The RSUs constitute a significant portion of each named executives total compensation opportunity. The Company believes these awards ensure that a significant portion of the officers’ compensation is tied to long-term stock price performance.

•	The Company reviews perquisite policies on an annual basis against its peer group and the Company believes that its perquisites are reasonable relative to its peer group.

•

None of the named executive officers has an individual employment agreement and all are expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team.

•

As of February 28, 2011 a group, the named executive officers held shares of restricted and unrestricted company stock valued in excess of $119 million, which significantly aligns their interest with the shareholders interests.

The Company believes our executive compensation program serves the company and its shareholders and is instrumental in helping the company achieve its strong financial performance. In 2010, the Company’s revenue was $4.1 billion. Net income grew to $375.5 million in 2010, an increase of 3.8 % over the prior year. The Company’s full year earnings per share were at an all-time high, resulting in the eighth consecutive year of earnings growth. The Company’s total shareholder return over the prior 1-year, 3-year and 5-year periods was 53.7%, 65.2% and 336.5%, respectively.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

What does the Board recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE COMPANY’S EXECUTIVE COMPENSATION PROGRAM.

Advisory Vote on Frequency of Say-on-Pay Votes (Item 4 on the Proxy Card)

What am I voting on?

As described in the proposal listed as Item 3 on your Proxy Card and more fully described above, you are being asked to cast an advisory vote on the Company’s executive compensation program. Your advisory vote on executive compensation is referred to as your “say-on-pay vote.”

This proposal listed as Item 4 on your Proxy Card gives you the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future annual shareholder meetings (or special shareholder meeting for which the Company must include executive compensation information in our proxy statement for that meeting). Under this proposal, you may vote to have the say-on-pay vote every year, every two years or every three years.

The Company believes that say-on-pay votes should be conducted every three years (or triennially). A triennial vote provides stockholders with an appropriate timeframe to evaluate the Company’s overall executive compensation program and helps to align say on pay with a long term view of corporate governance matters and executive pay arrangements. As described in detail in the “Compensation Discussion and Analysis” section above, our executive compensation program is designed to provide a competitive level of total compensation necessary to attract and retain executives qualified to execute our business strategy and to motivate them to contribute to our short- and long-term success. Accordingly, certain of our compensation awards are contingent upon successful completion of performance and service periods. For example, performance-based restricted stock unit awards granted under our long-term incentive program vest at the end of three years, and the number of shares issuable, if any, when the award vests depends on the degree of achievement of corporate performance metrics within a one-year performance period. Similarly, time-based stock awards vest in their entirety at the end of three years. Voting every three years, rather than every one or two years, will provide stockholders with the opportunity to conduct thoughtful analyses of our compensation program over a time period similar to the periods associated with our compensation awards and in relation to our long-term performance.

A triennial vote will also provide us with sufficient time to evaluate and respond effectively to stockholder input, engage with stockholders to understand and respond to prior voting results and implement any appropriate changes to our program. In addition, a triennial vote will provide time for any implemented changes to take effect and allow stockholders sufficient time to evaluate the effectiveness of our compensation program and any changes made to the program. Furthermore, as discussed above under the heading “Communications with the Board,” stockholders or other interested parties may provide additional feedback to our Board of Directors even in years when the say-on-pay vote does not occur.

What does the Board recommend?

THE BOARD RECOMMENDS THAT YOU VOTE TO HOLD A SAY-ON-PAY VOTE ONCE EVERY THREE YEARS (AS OPPOSED TO EVERY ONE YEAR OR EVERY TWO YEARS).

What vote is required to approve this proposal?

Because this proposal seeks the input of our stockholders and provides our stockholders with the option to vote to hold a say-on-pay vote once every one, two or three years, there is no minimum vote requirement for this proposal. Although our Board recommends holding a say-on-pay vote once every three years, you have the option to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. You are not voting to approve or disapprove of the Board’s recommendation.

The option of once every one, two or three years that receives the highest number of votes properly cast for this resolution will be determined to be the preferred frequency recommended by the stockholders of the Company with which the Company is to hold a non-binding, advisory stockholder vote to approve the compensation of the Company’s named executive officers in accordance with Section 14A of the Securities Exchange Act of 1934. As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will continue to consider the outcome of the vote when making future decisions on how often we should include a say-on-pay vote in our proxy materials.

Amend our Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares (Item 5 on the Proxy Card)

Proposed Amendment

Our Board of Directors has unanimously approved, and recommends that stockholders approve, an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock by 300 million shares, from 300,000,000 shares to 600,000,000 shares. The number of shares of authorized preferred stock would remain at 12,000,000. The amendment would restate Section 1 of Article IV of our Amended and Restated Certificate of Incorporation to read as follows:

“Section 1. The Corporation shall be authorized to issue 612,000,000 shares of capital stock, of which 600,000,000 shares shall be shares of Common Stock, $0.01 par value (“Common Stock”), and 12,000,000 shares shall be shares of Preferred Stock, $0.01 par value (“Preferred Stock”).”

Reasons for the Amendment

On February 25, 2011, our Board of Directors approved a two-for-one stock split in the form of a dividend and in connection therewith adopted a resolution declaring it advisable to amend our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 300 million shares to 600 million shares, subject to approval by our stockholders at the Annual Meeting.

Our Amended and Restated Certificate of Incorporation currently authorizes us to issue a total of 312 million shares, including 300 million shares of common stock and 12 million shares of preferred stock. As of the date of this Proxy Statement, no shares of preferred stock are issued and outstanding. After giving effect to the two-for-one stock split on March 31, 2011, there were [286.6] million shares of our common stock issued as of April 1, 2011. Additionally, we have 5.6 million shares of common stock reserved for issuance in connection with existing awards under our Amended and Restated Incentive Compensation and Stock Plan. This leaves us with approximately [eight] million shares of common stock available as of the date of this proxy for other uses such as future awards under our Amended and Restated Incentive Compensation and Stock Plan and corporate acquisitions.

The Board of Directors believes that it is in the best interests of FMC Technologies and its stockholders to increase the number of authorized but unissued shares of common stock in order to have additional shares available to meet future business needs and provide us with the flexibility to issue additional shares for, among other things, stock splits, stock dividends, stock incentive awards, offerings to raise additional capital, corporate acquisitions and other corporate purposes. Our Board of Directors has no current specific plans for the use of the additional shares of common stock proposed to be authorized.

Effects of the Amendment

The additional shares of common stock for which approval is sought would be part of the existing class of our common stock and, if and when issued, would have the same rights and privileges as the shares of common stock currently outstanding. Such shares would be available for issuance without any action or vote by our stockholders, except as otherwise required by the rules of any national securities exchange or association on which our securities are then traded. While the proposed increase will provide additional shares to meet future business needs and provide flexibility as more fully described in the prior paragraph, and while not intended as an anti-takeover provision, the existence of additional authorized but unissued shares of common stock could discourage or make more difficult any efforts to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise. For example, any future issuance of such additional shares of common stock in a public or private sale, merger or similar transaction would increase the number of shares of our common stock outstanding, thereby possibly diluting the interest of a party attempting to obtain control and possibly having a negative effect on the market price of our common stock. Additionally, any future issuance of such additional shares could have the effect of diluting the earnings per share, book value per share and voting power of shares held by our existing stockholders.

Effective Date of the Amendment

If the proposed amendment to our Amended and Restated Certificate of Incorporation is adopted by the required vote of our stockholders, we will file the amendment with the Secretary of State of the State of Delaware as soon as practicable following such stockholder approval for the amendment to become effective.

Our Board of Directors reserves the right, notwithstanding stockholder approval of the proposal and without further action by our stockholders, not to proceed with the amendment at any time before the effective date of the amendment to our Amendment and Restated Certificate of Incorporation.

What does the Board recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 300 MILLION SHARES TO 600 MILLION SHARES.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of all of the outstanding shares of common stock on the Record Date in order for it to pass.

Section 16(a) Beneficial Ownership Reporting Compliance

We have undertaken responsibility for preparing and filing the stock ownership forms required under Section 16(a) of the Securities Exchange Act of 1934 on behalf of our officers and directors. Based on a review of forms filed and information provided by officers and directors to us, we believe that all Section 16(a) reporting requirements were fully met during 2010.

Audit Committee Report

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate this Report by specific reference.

The Audit Committee of the Board of Directors has:

•

Reviewed and discussed with management and KPMG LLP, FMC Technologies’ independent public accountant, the audited financial statements for the year ended December 31, 2010, and KPMG’s evaluation of the Company’s internal control over financial reporting;

•

Discussed with KPMG LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T; and

•

Received the written disclosures and the letter from KPMG LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with KPMG its independence from the Company.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010.

The preceding report has been furnished by the following members of the Audit Committee:

Edward J. Mooney (Chairman)
C. Maury Devine
Eleazar de Carvalho Filho
Claire S. Farley
Thomas M. Hamilton
James M. Ringler

Code of Ethics

Our Code of Business Conduct and Ethics, which is applicable to all of our employees, officers and directors, may be found in the Corporate Governance section of our website at (www.fmctechnologies.com) under the heading “Investors > Corporate Governance” and is also available without charge in print to our stockholders upon request. A request should be directed to our principal executive offices at 1803 Gears Road, Houston, Texas 77067, Attention: Senior Vice President, General Counsel and Secretary. We have established a hotline for employees to report violations of the ethics policy or complaints regarding accounting and auditing practices on an anonymous basis. Reports of possible violations of financial or accounting policies made to the hotline are directed to our Director of Internal Audit and the chair of the Audit Committee.

Proposals for the 2012 Annual Meeting of Stockholders

Stockholders may make proposals to be considered at the 2012 Annual Meeting. To be included in the proxy statement and form of proxy for the 2012 Annual Meeting, stockholder proposals must be received no later than November 29, 2011, at our principal executive offices, 1803 Gears Road, Houston, Texas 77067, Attention: Senior Vice President, General Counsel and Secretary.

To properly bring other business before the Annual Meeting, a stockholder must deliver written notice thereof, setting forth the information specified in our By-laws, to the Corporate Secretary at our principal executive offices no later than the 90th day, nor earlier than the 120th day, prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that such other business must otherwise be a proper matter for stockholder action. In the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, however, a stockholder must deliver notice no earlier than the 120th day prior to such Annual Meeting and not later than the latter of (a) the 90th day prior to such Annual Meeting and (b) the 10th day following the day on which we first make public announcement of the date of such meeting. To properly bring business before the 2012 Annual Meeting, we must receive notice at our principal executive offices no later than February 7, 2012. A copy of the full text of the By-Law provisions discussed above may be obtained by writing to the Senior Vice President, General Counsel and Secretary, FMC Technologies, Inc., 1803 Gears Road, Houston, Texas 77067.

Stockholders Sharing an Address

In accordance with notices sent to beneficial owners of our Common Stock sharing a single address, we are sending only one FMC Technologies Annual Report and Proxy Statement to that address unless we receive contrary instructions from any beneficial owner at that address. This “house-holding” practice reduces our printing and postage costs. However, if a beneficial owner at such an address wishes to receive separate Annual Reports or Proxy Statements this year or in the future, he or she may contact the bank, broker or other nominee that is the holder of record of that beneficial owner’s shares of Common Stock. If you and other stockholders of record with whom you share an address and last name are receiving multiple copies, you may also request house-holding by contacting Broadridge by mail at: House-holding Department, 51 Mercedes Way, Edgewood, New York 11717, or by telephone at (800) 542-1061.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. In accordance with the rules of the Securities and Exchange Commission and the New York Stock Exchange, we will also reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of Common Stock and obtaining the proxies of those owners. We have retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist in the solicitation of proxies. We will pay the cost of such assistance, which is estimated to be $7,500, plus reimbursement for out-of-pocket fees and expenses.

Jeffrey W. Carr
Senior Vice President, General Counsel and Secretary

FMC Technologies, Inc.

FMC Technologies, Inc. 1803 Gears Road Houston, Texas 77067	Notice of Annual Meeting of Stockholders May 6, 2011 and Proxy Statement FMC Technologies, Inc.

FMC TECHNOLOGIES, INC. 1803 GEARS ROAD HOUSTON, TX 77067	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M33015-P06890	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FMC TECHNOLOGIES, INC.		For	Against	Abstain
The Board of Directors recommends you vote FOR Items 1, 2 and 3:
1. Election of Directors Nominees:
To be elected for terms expiring in 2014:
01) C. Maury Devine		☐	☐	☐
02) John T. Gremp		☐	☐	☐
03) Thomas M. Hamilton		☐	☐	☐
04) Richard A. Pattarozzi		☐	☐	☐
		For	Against	Abstain	The Board of Directors recommends you vote FOR Item 5:	For	Against	Abstain
2. Ratify the Appointment of KPMG LLP for 2011.		☐	☐	☐	5. Amend the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 300 million to 600 million shares.	☐	☐	☐
3. To approve, by non-binding vote, executive compensation program.		☐	☐	☐
The Board of Directors recommends you vote for 3 years:	1 Year	2 Years	3 Years	Abstain	Note: Such other business as may properly come before the meeting or any adjournment thereof.
4. To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners) Date

FMC TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 6, 2011, 11:00 A.M.

ADMISSION TICKET

You must present this admission ticket in order to gain admittance to the meeting. This ticket admits only the share owner(s) listed on the reverse side and is not transferable. If these shares are held in the name of a broker, trust, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M33016-P06890

Proxy	FMC TECHNOLOGIES, INC.
 LOGO

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Peter D. Kinnear, William H. Schumann, III and Jeffrey W. Carr, and each of them, proxies for the undersigned, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of FMC Technologies, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of FMC Technologies, Inc. to be held on May 6, 2010, at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380, at 11:00 a.m. and any adjournment or postponement thereof. The matters to be voted upon are set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement.

THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE AND PROXY STATEMENT FOR THE ANNUAL MEETING.

If no direction is made, this proxy will be voted FOR Item 1, FOR Item 2, FOR Item 3, for 3 years on Item 4 and FOR Item 5.

You are instructed to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may come before the meeting, all shares of common stock represented by participant’s interest in the FMC Technologies, Inc. Stock Fund of the FMC Technologies, Inc. Savings and Investment Plan.

Unless otherwise instructed prior to May 5, 2011, the Trustee WILL VOTE these shares in the same manner as proportion as the number of shares for which the Trustee received instruction.

BANCO POPULAR DE PUERTO RICO, Trustee

You are instructed to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock represented by participant’s interest in the FMC Technologies, Inc. Stock Fund of the FMC Puerto Rico Savings and Investment Plan.

Unless otherwise instructed prior to May 5, 2011, the Trustee WILL VOTE these shares FOR Item 1, FOR Item 2, FOR Item 3, for 3 years on Item 4 and FOR Item 5.

NOT VALID UNLESS DATED AND SIGNED ON REVERSE SIDE

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Item 1, FOR Item 2, FOR Item 3, for 3 years on Item 4 and FOR Item 5.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side.